Exhibit 10.15

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

INTEGRAL HEALTH, INC. (“PURCHASER”);

FORMA THERAPEUTICS, INC. (“SELLER”);

and, solely for the purposes of Sections 2.1(c), 6.11, 8.1 and 10.17,

INTEGRAL HEALTH HOLDINGS, LLC

Dated as of March 16, 2020

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

EXHIBITS

Exhibit A	Certain Definitions
Exhibit B	General Assignment and Bill of Sale
Exhibit C	Assignment and Assumption Agreement
Exhibit D	Patent Assignment
Exhibit E	Transition Services Agreement
Exhibit F	Employee Acknowledgment Agreement

-iii-

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of March 16, 2020, by and between:

(A) Integral Health, Inc., a Delaware corporation (“Purchaser”);

(B) Forma Therapeutics, Inc., a Delaware corporation (“Seller”, and collectively with Purchaser, the “Parties”); and

(C) Integral Health Holdings, LLC, a Delaware limited liability company (“Integral Parent”), solely for purposes of Sections 2.1(c), 6.11, 8.1 and 10.17.

The capitalized terms used in this Agreement are defined in Exhibit A hereto, unless otherwise defined herein.

RECITALS

WHEREAS, Seller is engaged in, among other things, certain activities relating solely to the Early Discovery Business;

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, certain assets of Seller used in the Early Discovery Business, on the terms and conditions set forth herein.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE I

THE TRANSACTIONS

1.1 Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing Seller will sell, transfer, convey, assign and deliver to Purchaser or a designated Subsidiary of Purchaser, and Integral Parent, Purchaser or a designated Subsidiary of Purchaser will purchase, acquire and accept from Seller all of its respective right, title and interest in, to and under the following (collectively, the “Purchased Assets”), in each case free and clear of all Encumbrances other than any Permitted Encumbrances; provided, that any Purchased Assets acquired by Integral Holding in accordance with this Agreement shall be transferred by Seller to Purchaser or a designated Subsidiary of Purchaser at the Closing at the direction of Integral Holding:

(a) Assigned Intellectual Property. The Assigned Intellectual Property;

(b) Contracts. The Contracts identified on Schedule 1.1(b) (the “Assigned Contracts”), subject to receipt of any applicable Assignment Consents;

(c) Contract Rights and Claims. All (i) claims, warranties, guarantees, refunds, causes of action, rights of recovery, rights of set-off, rights of recoupment and other rights arising from any Assigned Contract, including those arising from the performance or breach by third parties of their obligations under the Assigned Contracts that occur on or after the Closing, and (ii) deposits, prepaid expenses, and all other prepayments of whatever form to the extent included in the Pre-Payment Amount;

(d) IT Assets. All information technology hardware and software identified on Schedule 1.1(d);

(e) Books and Records. (i) All documents, specifications, records, standards and customer lists to the extent solely containing information related to the Early Discovery Business or the Purchased Assets, on whatever medium (including paper and electronic media) as well as (ii) copies of all or the relevant portions of all other documents, specifications, records, standards and customer lists to the extent related to the Early Discovery Business (collectively, the “Books and Records”) in the possession or control of Seller; provided that to the extent Books and Records contain information related both to the Early Discovery Business and to Seller’s retained business, Seller will provide redacted versions of such Books and Records in accordance with the terms of the Transition Services Agreement;

(f) Equipment and Machinery. All furniture, fixtures, equipment, supplies and machinery identified on Schedule 1.1(f), and any software installed on such equipment, supplies and machinery (to the extent owned by Seller);

(g) Certain Assets. The other assets of Seller identified on Schedule 1.1(g);

(h) Goodwill. All goodwill of Seller pertaining to the Early Discovery Business; and

(i) Other Assets. In each case to the extent not included in the foregoing, all of the other assets and properties of Seller of every kind and description, wherever located, real, personal or mixed, tangible or intangible, used solely in connection with the Early Discovery Business as the same shall exist at the Closing, other than any Excluded Assets.

1.2 Excluded Assets.

(a) Notwithstanding any other provision of this Agreement, Seller hereby retains and will not sell, transfer, convey, assign or deliver to Purchaser, any property or assets of Seller other than the Purchased Assets (collectively, the “Excluded Assets”) and, notwithstanding anything in Section 1.1 to the contrary, each of the following shall not be Purchased Assets and shall be Excluded Assets for purposes of this Agreement:

(i) any cash, checks, money orders, marketable securities, short-term instruments or other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any Governmental Authority, in each case, held by Seller (whether or not arising from the conduct of the Early Discovery Business);

(ii) any accounts receivable of Seller;

(iii) the Excluded Intellectual Property;

(iv) any (A) rights of Seller to any Tax losses and credits, Tax loss and credit carry forwards and other Tax attributes, (B) any deposits or advance payments made by Seller with respect to Taxes, and (C) any claims, rights and interest in and to any refund, credit or reduction of Taxes attributable to any Pre-Closing Tax Period (except to the extent such refund, credit or reduction is attributable to events occurring following the Closing);

(v) all Tax Returns and other Tax records of Seller or its Affiliates;

(vi) any claims under insurance policies maintained by Seller or its Affiliates;

(vii) the Contracts listed on Schedule 1.2(a)(vii) (the “Excluded Contracts”);

(viii) the assets, equipment or other property listed on Schedule 1.2(a)(viii)

(ix) the Seller Plans and any trusts, insurance arrangements or other assets held pursuant to, or set aside to fund the obligations of, Seller under, and any administrative or other services agreements related to, any Seller Plan;

(x) all personnel files pertaining to any current or former employee of Seller;

(xi) all rights of Seller under this Agreement and any other Transaction Agreement; and

(xii) any assets related to any business, programs, or product lines of Seller other than the Early Discovery Business to the extent not included in the Purchased Assets.

(b) Purchaser expressly acknowledges that it is not acquiring any rights whatsoever to the Intellectual Property of Seller within the Excluded Assets other than the rights expressly licensed to Purchaser pursuant to Section 1.7 (License Grants to Purchaser).

1.3 Assumed Liabilities. Subject to the conditions specified in this Agreement, from and after the Closing Date, Purchaser will not assume or in any way be responsible for any Liabilities of Seller or any other Liabilities whatsoever to the extent related to the ownership, operation or condition of the Early Discovery Business or the Purchased Assets at any time prior to the Closing Date, except as specifically provided below. Purchaser agrees, effective at the Closing and from and after the Closing Date, to assume and to pay, perform, and discharge when due only the following Liabilities of Seller and its Affiliates (such liabilities being collectively referred to hereinafter as the “Assumed Liabilities”), in each case except to the extent constituting an Excluded Liability:

(a) except as set forth in Section 1.4(j), all Liabilities of Seller or its Affiliates, as applicable, under the Assigned Contracts arising on or after the Closing Date, but only to the extent that such Liabilities do not arise from any breach, default or violation of such Assigned Contract by or on behalf of Seller prior to the Closing;

(b) all Liabilities incurred by Seller to the extent arising from the conduct of the Early Discovery Business from and after the Closing;

(c) all Liabilities to the extent resulting from the alleged or actual infringement, misappropriation, or violation of a third party’s Intellectual Property rights, in each case, to the extent resulting from the conduct of the Early Discovery Business from and after the Closing;

(d) all Liabilities for which Purchaser is responsible under Section 1.5 (Non-Assignable Assets) and Section 6.12 (Connecticut Transfer Act);

(e) all Liabilities for Taxes applicable to the Early Discovery Business, the Purchased Assets or the Assumed Liabilities, in each case attributable to any Post-Closing Tax Period (with the portion of any Straddle Period Taxes attributable to a Post-Closing Tax Period determined in accordance with Section 8.3(b)) (“Assumed Tax Liabilities”);

(f) all other Liabilities arising from or relating to the Purchased Assets or the Early Discovery Business from and after the Closing, including all Liabilities under, and obligations to comply with, applicable Legal Requirements.

1.4 Excluded Liabilities. Seller and its Affiliates will retain, and will be responsible for paying, performing and discharging when due, and Purchaser will not assume or have any responsibility for, any liabilities or obligations of Seller and its Affiliates other than the Assumed Liabilities (collectively, the “Excluded Liabilities”) and, notwithstanding anything in Section 1.3 (Assumed Liabilities) to the contrary, each of the following shall be Excluded Liabilities for purposes of this Agreement:

(a) all Liabilities arising from the operation of the Early Discovery Business or the ownership of the Purchased Assets prior to the Closing (other than as provided in Section 6.12 (Connecticut Transfer Act) with respect to Liabilities under applicable Environmental Laws);

(b) all Liabilities of Seller arising from the Excluded Assets;

(c) all such Liabilities of Seller or its Affiliates, as applicable, under the Assigned Contracts arising prior to the Closing, including all outstanding accounts payable under the Assigned Contracts arising prior to the Closing;

(d) all Liabilities arising under any Assigned Contract with respect to any Excluded Asset or other Excluded Liability, including with respect to any milestone, royalty or similar Liabilities arising with respect to any Excluded Asset;

(e) any such Liabilities with respect to indemnification of any Purchaser Indemnified Persons for any Purchaser Damages pursuant to Section 9.1 (Indemnification by Seller);

(f) all debt of Seller for borrowed money;

(g) all Liabilities for (i) Taxes applicable to the Early Discovery Business, the Purchased Assets and the Assumed Liabilities, in each case attributable to any Pre-Closing Tax Period (with the portion of any Straddle Period Taxes attributable to a Pre-Closing Tax Period determined in accordance with Section 8.3(b)), (ii) Taxes of Seller, other than Assumed Tax Liabilities and (iii) Taxes for which Seller is liable pursuant to Section 8.2 (Transfer Taxes);

(h) (i) all Liabilities arising out of, incurred in connection with or relating to employee benefits or employee benefit or compensation plans, agreements (including any collective bargaining agreements) or arrangements maintained or contributed to (or formerly maintained or contributed to) by Seller or any of its current or former ERISA Affiliates, including all liabilities arising under any Seller Plans, and including all liabilities under such plans, agreements or arrangements arising under Title IV of ERISA or COBRA, (ii) all Liabilities relating to the employment or termination of employment of any (x) Transferred Employee with respect to periods of employment or termination of employment with Seller or its Affiliates, and (y) applicant for employment with Seller or any of its Affiliates at any time prior to the Closing, in each case, including any claims in respect of hiring, promotion, compensation, overtime, bonuses, commissions, workers’ compensation, or other employment-related matters, including liabilities and obligations relating to fair employment practices, employment discrimination, collective bargaining, employee leave, occupational health and safety, wages and hours, overtime, classification of employees, immigration, workers’ compensation and employment losses (including without limitation, in the context of a plant closing or mass layoff), (iii) all Liabilities relating to severance and change in control policies, plans or agreements sponsored or maintained by Seller or any of its Affiliates), and (iv) all liabilities arising out of or relating to any claims by any agents or independent contractors of, and who provide personal services to, Seller or any of its Affiliates with respect to any claims or personal injuries sustained in connection with the retention of such Person by any of Seller or its respective Affiliates, including workers’ compensation or disability, regardless of when such claim is made or asserted;

(i) any Liabilities relating to the failure or alleged failure by Seller or its Affiliates to comply with Legal Requirement or perform its obligations under or otherwise comply with the terms of any Contract; and

(j) any Liabilities in respect of Proceedings to which Seller or any of its Affiliates is a party or its assets or properties are otherwise subject.

1.5 Non-Assignable Assets.

(a) Generally. With respect to any Assignment Consent that is not obtained on or prior to the Closing Date, this Agreement and the related instruments of transfer will not constitute an assignment or transfer of the Non-Assignable Asset to which such Assignment Consent relates, and such Non-Assignable Asset will not be included in the Purchased

Assets. Instead, each of the Parties will [***] to obtain all such Assignment Consents after the Closing Date and after any such consents are obtained, Seller will assign to Purchaser or a designated Subsidiary of Purchaser such Non-Assignable Assets, at which time such Non-Assignable Asset will become a Purchased Asset; provided, that neither party will be required to compensate any third party, commence or participate in any Proceeding and neither Purchaser nor Seller shall be required to and Seller shall not agree, without the consent of Purchaser, to offer or grant any accommodation (financial or otherwise) to any third party to obtain such Assignment Consent. Following any such assignment, such assets will be deemed Purchased Assets for purposes of this Agreement.

(b) Alternative Arrangements. After the Closing and subject to payments described in Sections 2.1(a) (Fixed Consideration) and 2.1(b) (Post-Closing Consideration) and the receipt of the Equity Consideration described in Section 2.1(c) (Equity Consideration) (subject in each case to the set-off provisions in Sections 6.12, 9.5(a) and 9.9), Seller will cooperate with Purchaser in any commercially reasonable arrangement designed to provide Purchaser or a designated Subsidiary of Purchaser with all of the benefits and burdens of the Non-Assignable Assets after the Closing as if the appropriate Assignment Consents had been obtained, including by granting sublicenses or other rights and establishing arrangements whereby Purchaser or a designated Subsidiary of Purchaser will undertake the work necessary to perform under the Assigned Contracts; provided, that any performance obligations and amounts payable to the counterparty thereunder shall be borne by Purchaser, and Purchaser shall reimburse Seller for its costs and expenses of such Contract; provided, further that all applicable sales, transfer or similar Taxes in connection with such construct shall be borne by Seller.

1.6 Comingled Contracts.

(a) Subject to Section 1.6(b)(b), from and after the Closing Date, with respect to the Comingled Contracts set forth on Schedule 4.11(a)(viii) or any such other Comingled Contracts as may be mutually agreed by the parties after the Closing Date to be subject to the covenants in this Section 1.6, (i) Purchaser and Seller will, and will direct or cause their Affiliates to, (1) fulfill all Seller obligations under all such Comingled Contracts with Purchaser doing so to the extent such obligations relate to the Purchased Assets and Seller doing so to the extent such obligations relate to the Excluded Assets, (2) not breach any such Comingled Contracts, and (3) to the maximum extent permitted by Legal Requirements, use [***] to obtain for Purchaser any and all rights and benefits arising under or resulting from the portion of such Comingled Contracts relating exclusively to the Early Discovery Business (collectively, the “Rights”) and will cooperate, to the maximum extent permitted by applicable Legal Requirements, with each other in any other reasonable arrangement proposed by Purchaser pursuant to which (x) Purchaser would, in compliance with applicable Legal Requirements, obtain the benefits and assume the obligations and bear the economic burdens associated with such Comingled Contract to the same extent that the Early Discovery Business derived the benefit (or assumed the obligations and bore the economic burdens) therefrom prior to the Closing Date, (y) the Early Discovery Business would (with respect to the subject matter of such Comingled Contract), insofar as is reasonably practicable, continue to be able to be conducted and operated in substantially the same manner in which it is conducted as of the Closing Date and (z) Seller or its applicable Affiliate would enforce, at the request of Purchaser and at the expense and for the account of Purchaser, any Rights of Seller or its Affiliates against any third party, including the right to elect to terminate any such

Rights in accordance with the terms of such Rights upon the written direction of Purchaser; (ii) without the prior written consent of Purchaser (not to be unreasonably withheld, conditioned or delayed), Seller will not, and will direct and cause its Affiliates not to, voluntarily terminate or amend, modify or supplement in any manner adverse to Purchaser (or that would have been adverse to the Early Discovery Business had the Closing not occurred) such Comingled Contract or any Right thereunder, and (iii) Seller will give prompt written notice to Purchaser of any event, fact or circumstance that, to Seller’s Knowledge, with or without notice, lapse of time or both, would or would reasonably be expected to constitute (including the receipt of a notice or other communication relating to) a material default or breach of under such Comingled Contract. With respect to any Comingled Contract that has expired within three (3) months prior to the Closing or is set to expire within six (6) months following the Closing Date, at Purchaser’s request, Seller will introduce Purchaser to the counterparty of such Commingled Contract and use reasonable efforts to assist Purchaser in Purchaser’s efforts to enter into a direct agreement with the counterparty of any such Comingled Contract.

(b) From and after the Closing Date until the date that is [***] after the Closing Date, Purchaser will [***] enter into a Contract or other arrangement on comparable terms (a “Substitute Contract”) with the counterparty to each such Comingled Contract, or any other third party acceptable to Purchaser, pursuant to which Purchaser or an Affiliate of Purchaser, as applicable, will receive the Rights provided under such Comingled Contract prior to the Closing Date on substantially equivalent terms to those available under such Comingled Contract. Upon entry into any Substitute Contract, Purchaser shall give written notice to Seller. Seller’s obligations under Section 1.6(a) with respect to such applicable Comingled Contract will terminate upon Purchaser or any Affiliate of Purchaser entering into a Substitute Contract pursuant to this Section (b).

1.7 License Grant to Purchaser.

(a) Licensed Shared Know-How. Subject to the terms and conditions of this Agreement, Seller hereby grants to Purchaser a non-exclusive, royalty-free, fully-paid-up, irrevocable, perpetual, sublicensable (through multiple tiers), assignable (in accordance with Section 10.6 (Successors and Assigns)), right and license under the Licensed Shared Know-How for the sole purpose of operating the Early Discovery Business and any ordinary course expansion of the Early Discovery Business and researching, developing, commercializing and exploiting the Purchased Assets.

(b) No Implied Rights. Nothing in this Agreement will be construed to confer any rights to Purchaser by implication, estoppel or otherwise as to any Intellectual Property of Seller, other than the rights and licenses expressly granted herein. Purchaser will not use or disclose the Licensed Shared Know-How other than as expressly licensed in this Agreement.

ARTICLE II

CONSIDERATION FOR TRANSFER

2.1 Purchase Price and Assumption of Assumed Liabilities.

(a) Fixed Consideration. In consideration for the sale, transfer, conveyance, assignment and delivery to Integral Parent, Purchaser or a designated Subsidiary of Purchaser of the Purchased Assets by Seller, (i) Purchaser will deliver to Seller at the Closing a wire transfer(s) of immediately available funds in an amount equal to $[***], plus the Pre-Payment Amount (the “Closing Purchase Price”), (ii) Purchaser will deliver to Seller the post-Closing consideration in accordance with Section 2.1(b) (Post-Closing Consideration) and (iii) Integral Parent will deliver to Seller the Equity Consideration in accordance with Section 2.1(c) (Equity Consideration) ((i)-(iii), collectively, the “Fixed Consideration”). The Closing Purchase Price will be paid by wire transfers of immediately available funds to one or more wire transfer addresses of Seller as provided to Purchaser on or before the [***] prior to the Closing Date.

(b) Post-Closing Consideration. After the Closing Date, Purchaser will pay to Seller the following cash amounts (the “Post-Closing Consideration”):

(i) On [***], Purchaser will pay to Seller $[***].

(ii) On [***], Purchaser will pay to Seller $[***].

(iii) On the [***] anniversary of the Closing Date, Purchaser will pay to Seller $[***].

(iv) [***], Purchaser will pay to Seller $[***].

Notwithstanding anything to the contrary set forth in this Agreement, if a Qualified Integral Financing occurs prior to [***], then Purchaser will pay Seller all Post-Closing Consideration payments that have not yet been paid as of the date of closing of such Qualified Integral Financing within [***] following such closing.

(c) Equity Consideration. Integral Parent will issue to Seller at the initial closing of the Next Integral Equity Financing the number of Next Integral Equity Financing Securities as is determined by dividing $[***] by the Next Integral Equity Financing Price; provided, however, that if the Next Integral Equity Financing has not taken place prior to the [***] anniversary of the Closing Date, then Integral Parent will issue to Seller, within [***] after the [***] anniversary of the Closing Date, the number of Integral Series A Units as is determined by dividing $[***] by the Integral Series A Price (the securities issued to Seller pursuant to this Section 2.1(c) (Equity Consideration), the “Equity Consideration”). If such amount would result in the issuance of any fractional units, the total number of units to be issued in connection with the Equity Consideration shall be rounded down to the nearest whole integer.

2.2 Royalties.

(a) Royalty. In further consideration of the sale, transfer, conveyance, assignment and delivery to Purchaser or a designated Subsidiary of Purchaser of the Purchased Assets, with respect to Net Sales by Purchaser or its Affiliates, or Sublicensees to any Third Parties of any Royalty-Bearing Product during the applicable Royalty Term, on a Royalty-Bearing Product-by- Royalty-Bearing-Product and country-by-country basis Purchaser will pay to Seller a [***] of the aggregate Net Sales of such Royalty-Bearing Product (the “Royalties”), which royalty will not be subject to any reduction or step-down for any reason.

(b) Royalty Term. Purchaser’s or its Affiliate’s or Sublicensee’s obligation to pay Royalties under Section 2.2(a) (Royalty Rate) will be in effect on a Royalty-Bearing Product-by-Royalty-Bearing Product and country-by-country basis during the period of time commencing on the first commercial sale of such Royalty-Bearing Product following receipt of regulatory marketing approval for such Royalty-Bearing Product in a country, until the later of (i) the expiration of the last to expire issued Royalty Patent and (ii) [***] after the first commercial sale of such Royalty-Bearing Product in such country (such period, the “Royalty Term”).

(c) Royalty Reports. Within [***] after the end of each calendar quarter during the Royalty Term with respect to any Royalty-Bearing Product, Purchaser will provide to Seller a written report (each, a “Royalty Report”) setting forth in reasonable detail (i) the gross sales of each Royalty-Bearing Product sold by Purchaser or its Affiliate, or licensee or sublicensee in such calendar quarter; (ii) the aggregate Net Sales of each Royalty-Bearing Product sold in such calendar quarter; (iii) all deductions and reductions used to determine the Net Sales of each Royalty-Bearing Product for such calendar quarter and the Royalties payable with respect to each Royalty-Bearing Product for such calendar quarter; (iv) the exchange rates (if any) used to calculate the Royalties payable; (v) any withholding taxes required to be made from such Royalties; and (vi) the quantity and description of each Royalty-Bearing Product sold by Purchaser or its Affiliate, or Sublicensee during such calendar quarter comprising such Net Sales, including detailed sales reports for each Royalty-Bearing Product for each month of the calendar quarter in each country where sales occurred. The Parties will seek to resolve any questions or issues related to a Royalty Report within five days following receipt by Seller of each Royalty Report.

(d) Royalty Payments. The information contained in each Royalty Report will be considered Confidential Information of Purchaser. Within [***] after the end of each Calendar Quarter, Purchaser will make the Royalty payment due hereunder for the Calendar Quarter covered by the applicable Royalty Report.

(e) Assignment of Subject Compounds. If, within [***] after the Closing Date, Purchaser or one of its Affiliates assigns to a Third Party (i) any Know-How or Patents included in the Assigned Intellectual Property related to compounds that bind to any Subject Compound Target(s) or (ii) any Know-How or Patents related to any then-existing Subject Compound, and in either case ((i) and (ii)), (A) causes such Third Party to assume all of Purchaser’s obligations under Sections 2.2 (Royalties) through 2.6 (No Refunds) with respect to Subject Compounds that bind to such Subject Compound Target(s), including Purchaser’s obligation to pay Royalties and to deliver Royalty Reports with respect to any Royalty-Bearing

Product containing any such Subject Compound (regardless of whether such Subject Compound is identified at the time of such assignment or is identified by the assignee subsequently) (such obligations, the “Royalty Obligations”) pursuant to a Contract that makes Seller an intended third party beneficiary with the legally binding right to enforce such Contract against such Third Party (a “Royalty Assignment”) and (B) provides Seller with an unredacted copy of such Royalty Assignment, then such Third Party will be considered a “Royalty Assignee” for the purposes of this Agreement, and Purchaser shall have no further Royalty Obligations with respect to any Subject Compounds or Royalty-Bearing Products commercialized by such Royalty Assignee or its Affiliates or Sublicensees. Purchaser shall provide Seller prompt notice of any such assignment, which notice must include a copy of such Royalty Assignment. If Purchaser or one of its Affiliates assigns such Know-How or Patents to a Third Party and does not require such Third Party to assume such Royalty Obligations pursuant to such a Royalty Assignment, then such Third Party will be considered a Sublicensee for the purposes of this Agreement, and Purchaser will remain responsible for such Royalty Obligations.

2.3 Late Payments. Any payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement will bear interest at a rate equal to the lesser of: (a) [***] percentage points above the London Interbank Offered Rate or any successor thereto on the first day of each calendar quarter in which such payments are overdue; or

(a) the maximum rate permitted by applicable law; in each case, calculated on the number of days such payment is delinquent, compounded monthly.

2.4 Financial Records and Audits. Purchaser will maintain, and shall cause its Affiliates and Sublicensees to maintain, complete and accurate records in sufficient detail to permit Seller to confirm the Royalties payable under this Agreement. Upon reasonable prior notice, such records applicable to the Royalties in question will be made available during regular business hours for a period of three years from the creation of such individual records for examination by an independent certified public accountant selected by Seller and reasonably acceptable to Purchaser for the sole purpose of verifying for Purchaser the accuracy of the Royalty Reports furnished by Purchaser pursuant to this Agreement or of any Royalty payments made, or required to be made, by Purchaser pursuant to this Agreement; provided that such independent accounting firm is subject to customary written obligations of confidentiality and non-use. Such audit will not be (a) performed more frequently than once per calendar year, (b) conducted for any calendar year more than three years after the end of such year, or (c) repeated for any calendar year or with respect to the same set of records (unless a material discrepancy with respect to such records is discovered during a prior audit). Purchaser will pay any amounts shown to be owed to Seller but unpaid within 30 days after the accountant’s report, plus interest (as set forth in Section 2.3 (Late Payments)) from the original due date. At Purchaser’s option, for any overpayments of Royalties discovered in such audit, (x) Seller shall reimburse Purchaser within 30 days after the accountant’s report, or (y) Purchaser shall have the right to credit such overpayments against future Royalty payments owed to Seller. Seller will bear the full cost of such audit unless such audit reveals an underpayment by Purchaser of more than five percent of the amount actually due for the time period being audited, in which case Purchaser will reimburse Seller for the reasonable audit fees for such examination.

2.5 Currency; Exchange Rate. All payments to be made by Purchaser to Seller under this Agreement will be made in U.S. dollars by electronic funds transfer in immediately available funds to a bank account designated in writing by Seller. Conversion of Net Sales recorded in local currencies will be converted to U.S. Dollars at the exchange rate set forth in The Wall Street Journal or any successor thereto for the last day of the calendar quarter in which the applicable payment obligation became due and payable.

2.6 No Refunds. Except as expressly provided herein, all payments under this Agreement will be irrevocable, non-refundable, and non-creditable.

2.7 No Development Requirements. For the avoidance of doubt, none of Purchaser or any of its Affiliates will have any obligations with respect to the development or commercialization of any of the Purchased Assets, Subject Compounds or any Royalty-Bearing Products.

ARTICLE III

CLOSING AND CLOSING DELIVERIES

3.1 Closing; Time and Place. The closing of the Transactions (the “Closing”) will occur at the offices of Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, Massachusetts, 02119 (or, if agreed by the Parties, electronically through the exchange of documents), at 10:00 a.m., Eastern time, on the date hereof (the “Closing Date”).

3.2 Deliveries by Seller. At the Closing, Seller will deliver each of the following items, duly executed and delivered by Seller:

(a) Wire Transfer. One or more wire transfers of the Closing Purchase Price in immediately available funds in accordance with Section 2.1 (Purchase Price and Assumption of Assumed Liabilities);

(b) Assignment and Assumption Agreement. Assignment and Assumption Agreement covering the assignment to, and assumption by, Purchaser of the Assigned Contracts and Assumed Liabilities, substantially in the form attached hereto as Exhibit C (the “Assignment and Assumption Agreement”);

(c) Patent Assignment. Patent Assignment covering the assignment to, and assumption by, Purchaser of the Assigned Patents, substantially in the form attached hereto as Exhibit D (the “Patent Assignment”);

(d) Transition Services Agreements. Transition services agreements, each substantially in the form attached hereto as Exhibit E (the “Transition Services Agreements”), obligating the Parties to provide certain transition services to each other for a specified period of time after the Closing;

(e) Employee Acknowledgement Agreements. Employee acknowledgment agreements (the “Employee Acknowledgement Agreements”) with respect to each Transferred Employee;

(f) Books and Records. The Books and Records;

(g) FIRPTA Certificate. A certification conforming to the requirements of Treasury Regulation Section 1.1445-2(b)(2) with respect to Seller that are “United States persons” within the meaning of Section 7701 of the Code and applicable Treasury Regulations;

(h) Secretary Certificate. A certificate of the secretary or an assistant secretary of Seller, dated as of the Closing Date, in form and substance reasonably satisfactory to Purchaser, as to (i) no amendments to the Certificate of Incorporation of Seller since a specified date; (ii) the bylaws of Seller; and (iii) the resolutions of the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement and other Transaction Agreements to which Seller is a party and the transactions contemplated hereby and thereby; and

(i) Required Consents. The consents or approvals from third Persons set forth on Schedule 3.2(j).

3.3 Deliveries by Purchaser. At the Closing, Purchaser will deliver the following items, duly executed by Purchaser as applicable:

(a) Wire Transfer. One or more wire transfers of the Closing Purchase Price in immediately available funds in accordance with Section 2.1 (Purchase Price and Assumption of Assumed Liabilities);

(b) General Assignment and Bill of Sale. The General Assignment and Bill of Sale;

(c) Assignment and Assumption Agreement. The Assignment and Assumption Agreement;

(d) Transition Services Agreements. The Transition Services Agreements; and

(e) Secretary Certificate. A certificate of the secretary or an assistant secretary of Purchaser, dated as of the Closing Date, in form and substance reasonably satisfactory to Seller, as to (i) no amendments to the Certificate of Incorporation of Purchaser since a specified date; (ii) the bylaws of Purchaser; and (iii) the resolutions of the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the Transaction Agreements to which Purchaser is a party and the transactions contemplated hereby and thereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth on Schedule 4 (the “Seller Disclosure Schedule”) attached to this Agreement, as of the date hereof and as of the Closing, Seller hereby represents and warrants to Purchaser as follows:

4.1 Organization and Good Standing.

(a) (i) Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware, except for failures to be in good standing that have not had a Material Adverse Effect; (ii) Seller is duly qualified to conduct business and in good standing under the laws of each jurisdiction in which the operation of the Early Discovery Business and assets (including the Purchased Assets) Seller operates or owns requires such qualification; and (iii) Seller has full power and authority required to own, lease and operate its assets and to carry on the Early Discovery Business as now being conducted.

4.2 Financial Information.

(a) Schedule 4.2(a) hereto includes Seller’s budget for the financial year ending December 31, 2020 (the “Budget”), Seller’s equipment inventory statement as of February 13, 2020 (the “Inventory Statement”) and expenses information with respect to Seller’s operations in Connecticut for the financial years ending December 31, 2017, December 31, 2018 and December 31, 2019 (the “Connecticut Expense Information” and together with the Budget and the Inventory Statement, the “Financial Information”). The Budget was prepared in good faith based upon information management deemed to be reasonable at the time it was prepared. The Inventory Statement and the Connecticut Expense Information are accurate in all material respects for the period for which information was intended to cover.

(b) Except as set forth in Schedule 4.2(b), Seller is not subject, with respect to the Early Discovery Business, to any Liability, which is not shown or which is in excess of amounts shown in the Financial Information, other than Liabilities of the same nature as those set forth in the Financial Information and reasonably incurred in the ordinary course of the Early Discovery Business after December 31, 2019.

4.3 Absence of Changes. Since December 31, 2019 through the date hereof, (x) the Early Discovery Business has been operated in the ordinary course of business consistent with past practice and (y):

(a) there has been no material adverse change in the Purchased Assets, the Early Discovery Business or the operations, liabilities, profits, prospects or condition (financial or otherwise) of Seller with respect to the Early Discovery Business and no fact or condition exists or is contemplated or threatened which might reasonably be expected to cause such a change in the future;

(b) there has been no damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking adversely affecting any of the Purchased Assets or the Early Discovery Business;

(c) Seller has not, with respect to the Prospective Employees, made or granted any wage or salary increase, other than as reflected in Schedule 4.5(a) (Prospective Employees);Seller has not made capital expenditures or entered into any commitment therefore with respect to the Early Discovery Business or Purchased Assets in an amount greater than $[***];

(d) Seller has not, with respect to the Early Discovery Business or Purchased Assets, mortgaged, pledged or subjected to any Encumbrance any of its assets (whether tangible or intangible), except for Permitted Encumbrances in the ordinary course of business;

(e) Seller has not, with respect to the Early Discovery Business or Purchased Assets, sold, assigned, transferred, conveyed, leased or otherwise disposed of or agreed to sell, assign, transfer, convey, lease or otherwise dispose of a material portion of its assets or properties, except as set forth in the Assigned Contracts; and

(f) Seller has not, with respect to the Early Discovery Business or Purchased Assets, cancelled or compromised any material debt or material claim, or waived or released any material right.

4.4 Taxes.

(a) Seller has timely filed, or has caused to be filed timely on its behalf, all Tax Returns required to be filed in respect of or in relation to the Early Discovery Business or the Purchased Assets (taking into account any extensions of time in which to file) and all such Tax Returns are complete and accurate. All Taxes (whether or not shown on any Tax Return) in respect of or in relation to the Early Discovery Business or the Purchased Assets have been timely paid.

(b) There is no dispute, action, suit, investigation, audit or claim or assessment pending or threatened in writing regarding a Liability for Taxes with respect to or in relation to the Early Discovery Business or any Purchased Asset. Seller has not waived or been requested to waive any statute of limitations in respect of Taxes with respect to or in relation to the Early Discovery Business or the Purchased Assets which waiver is currently in effect.

(c) No Taxing Authority (whether within or without the United States) in a jurisdiction in which Seller has not filed a particular type of Tax Return or paid a particular type of Tax, each with respect to or in relation to the Early Discovery Business or any Purchased Asset, has asserted that Seller is required to file such Tax Return or pay such type of Tax in such jurisdiction.

(d) There are no outstanding Encumbrances for Taxes other than Permitted Encumbrances on the Purchased Assets.

(e) All Taxes required to be withheld with respect to or in relation to the Early Discovery Business or the Purchased Assets have been collected or withheld and either paid to the relevant Taxing Authority or set aside in accounts for such purpose.

(f) None of the Purchased Assets is properly treated as owned by persons other than Seller for income tax purposes.

4.5 Prospective Employees.

(a) The persons listed (by employee number, not name) on Schedule 4.5(a) are herein referred to collectively as the “Prospective Employees” and are the employees of Seller who are primarily dedicated to the Early Discovery Business. Schedule 4.5(a) sets forth for each such employee, that employee’s identification number, hourly wage or annual salary (as applicable), any other compensation payable (including compensation payable pursuant to bonus, retention, incentive, deferred compensation or commission arrangements), date of hire, position, full or part time status, classification as exempt or non-exempt for wage payment purposes, and whether the employee is on leave and if so, the type of leave, when the leave commenced and such employee’s anticipated return to work date (if known). Each Prospective Employee has entered into an employee secrecy, non-competition (in certain cases) and non-solicitation agreement with Seller and has received a termination letter from Seller, forms of which have been provided to Purchaser. Seller represents that such termination letters do not deviate from such forms except insofar as required to tailor them to the particular Prospective Employee.

(b) Since December 31, 2017, (i) there has not been, any labor strike, dispute, work stoppage or lockout pending, or, to Seller’s Knowledge, threatened, against or affecting Seller; (ii) to Seller’s Knowledge, no union organizational or collective bargaining campaign is in progress with respect to the employees of Seller and there have been no Proceedings concerning possible representation of the Prospective Employees; (iii) Seller is not and has not been a party to, is not and has not been bound by, is not and has not been negotiating and has not been asked to negotiate any collective bargaining agreement or other Contract with any labor organization, union or association; (iv) there are not any unfair labor practice charges or Proceedings against Seller pending, or, to Seller’s Knowledge, threatened, before the National Labor Relations Board or any other Governmental Authority; (v) there are not any pending, or, to Seller’s Knowledge, threatened, union grievances against Seller as to which there is a reasonable possibility of adverse determination; (vi) there are not any pending, or, to Seller’s Knowledge, threatened, charges or Proceedings against Seller or any of its current or former employees before the Equal Employment Opportunity Commission, any state or local agency responsible for the prevention of unlawful employment practices or any court of arbitrator; (vii) Seller has not received any communication since December 31, 2017 of the intent of any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation of or affecting Seller and, to Seller’s Knowledge, no such investigation is in progress; and (viii) and, with regard to the Prospective Employees, Seller is, and has been since December 31, 2017, in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, work authorization worker classification, wages, hours of work, equal pay, leaves, reasonable accommodations, labor relations, collective bargaining, employment record keeping, withholding and occupational safety and health.

(c) Except for confidentiality, non-competition (in certain cases) and non-solicitation agreements with Seller or its Affiliates, no Prospective Employee is, to Seller’s Knowledge, a party to or bound by any Contract, or subject to any Order, that may interfere with the use of such Person’s best efforts to promote the interests of Seller, may conflict with Seller or the Transactions or that has had or would reasonably be expected to have a Material Adverse Effect. To Seller’s Knowledge, no activity of any Prospective Employee as or while an employee of Seller has caused a violation of any employment agreement, employment contract, employee secrecy, non-competition and non-solicitation agreement, patent disclosure agreement or other Contract to which such employee is or was a party. To Seller’s Knowledge, neither the execution and delivery hereof nor the consummation of the Transactions will contravene, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any such employee is obligated.

(d) No Prospective Employee is on a work visa sponsored by Seller, and, to Seller’s Knowledge, since December 31, 2017, all Prospective Employees have had the legal right to work in the United States without any visa or other work permit.

(e) No Prospective Employee is a foreign national or alien. For each Prospective Employee, Seller retains an Immigration and Naturalization Service Form I-9, completed in accordance with applicable Legal Requirements.

(f) Seller is in compliance with the United States Worker Adjustment and Retraining Notification Act of 1988 (“WARN”) or similar foreign, state or local Legal Requirement (collectively, the “Worker Notification Laws”) and has no liabilities pursuant thereto. Seller has not implemented or been involved in any “mass layoff’ or “plant closing” as defined in WARN within the last 12 months.

4.6 Benefit Plans.

(a) Schedule 4.6(a) lists: (i) each Employee Benefit Plan contributed to, sponsored or maintained by Seller as of the date hereof, or for which it has any Liability, in each case, for the benefit of any Prospective Employee; and (ii) each material employment agreement, including any material individual benefit arrangement or policy (other than any arrangement or policy that is mandatory under applicable Legal Requirements), with respect to any Prospective Employee (collectively, the “Seller Plans”). Seller has delivered to Purchaser, with respect to each Seller Plan, correct and complete copies, where applicable, of (i) the most recent Summary Plan Description (including all Summaries of Material Modification), and (ii) the most recent IRS determination or opinion letter applicable to any tax-qualified plan from which Purchaser’s 401(k) Plan will accept an eligible rollover distribution.

(b) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will result in any payment (including severance, golden parachute, bonus or otherwise) becoming due to any Prospective Employee, other than any such payments to be borne by Seller, in each case assuming compliance by Purchaser and its applicable Affiliates with Article 7 (Employees). There is no amount paid or payable by Seller in connection with the Transactions (either solely as a result thereof or as a result of such Transactions in conjunction with any other event), that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provisions of state, local or foreign Tax Law).

(c) Neither Seller nor any other Person that would be or has been considered a single employer with Seller under the Code or ERISA has at any time contributed to, been required to contribute to or had any Liability whatsoever (whether direct, indirect, contingent or otherwise) pursuant to a plan subject to Title IV of ERISA, including any “multiemployer plan” as defined in Section 3(37) of ERISA that in any such case could result in any Liability to Purchaser.

(d) Each Seller Plan that is intended to be qualified under Section 401 (a) of the Code has received a favorable determination letter, or is entitled to rely on an opinion letter, from the United States Internal Revenue Service with respect to its initial qualification, and, to Seller’s Knowledge, no fact or event has occurred since the date of such determination or opinion letter or letters that would reasonably be expected to adversely affect the qualified status of any such Seller Plan or the exempt status of any related trust.

(e) Except as required under Section 601 et seq. of ERISA, no Seller Plan covering Prospective Employees located in the United States provides material health, life or disability insurance following retirement or other termination of employment.

4.7 Intellectual Property; Data Protection and Privacy.

(a) Other than the Assigned Patents, there are no Patents owned by or exclusively licensed to Purchaser that are used in the Early Discovery Business. Schedule A-6 and Schedule A-50 to this Agreement accurately identify, as applicable, the Assigned Patents and publicly available Excluded Patents and the applicant, owner of record, filing date, country or countries of filing, filing number, and publication number (if any) of all identified Patents on such schedules. To Seller’s Knowledge, for each of the Assigned Patents, each of Seller, its attorneys, agents and relevant employees and representatives has met its duty of candor as required under 37 C.F.R. 1.56 and complied with analogous requirements of Legal Requirements outside the United States requiring disclosure of references. The Excluded Patents are all directed to compositions of matter, methods of manufacture, and methods of use associated with specific protein targets that are associated with programs included in the Excluded Assets and are not directed to methods of conducting drug discovery generally in the Early Discovery Business.

(b) Other than the Assigned Contracts, the Excluded Contracts and the Comingled Contracts identified on and Schedule 4.11(a)(viii), there are no Contracts to which Seller is a party and pursuant to which Seller grants rights to or receives any right (whether or not currently exercisable and including a right to receive a license) to any Intellectual Property, including Patents or Know-How owned by, licensed to, or used by Seller in the conduct of the Early Discovery Business, in each case other than (i) commercially available, off-the-shelf Software licensed to Seller on a non-exclusive basis and under standard terms with an initial fee of less than $50,000 and an annual fee of less than $50,000 and (ii) material transfer agreements and sponsored research agreements substantially in the form of the templates attached hereto on Schedule 4.7(b). Except as set forth on Schedule 4.7(b) and Schedule 4.11 (a)(viii), Seller has not granted to any third party any ownership rights, options, exclusive license rights or rights to sublicense any of the Assigned Intellectual Property and Seller is not bound by, and no Assigned Intellectual Property is subject to, any Contract (other than material transfer agreements and sponsored research agreements substantially in the templates attached hereto on Schedule 4.7(b) pursuant to which Seller provided certain compounds to third parties for research and evaluation) containing any covenant or other provision that in any material way limits or restricts the ability of Seller to use, exploit, make available, assert or enforce any Assigned Intellectual Property anywhere in the world.

(c) The Assigned Know-How and the Licensed Shared Know-How has been documented by Seller in sufficient detail so as to permit Purchaser and its personnel and agents (including the Transferred Employees) to use and exploit all such Know-How as such Know-How is currently used and exploited, or planned to be used and exploited in connection with the conduct of the Early Discovery Business.

(d) Except as disclosed on Schedule 4.7(d), Seller (i) exclusively owns all right, title and interest in and to the Assigned Intellectual Property, free and clear of Encumbrances other than Permitted Encumbrances (except in respect of assignments), and (ii) controls the Licensed Shared Know-How. Since December 31, 2017, Seller has not taken any action that would materially impair or otherwise materially adversely affect its rights in any Assigned Intellectual Property (other than Patents included in the Assigned Intellectual Property) or Licensed Shared Know-How, and since January 31, 2020, Seller has not taken any action that would materially impair or otherwise materially adversely affect its rights in any Patents included in the Assigned Intellectual Property, including failure to make filings and payments when due or permit a Patent to lapse or become abandoned.

(e) Except as disclosed on Schedule 4.7(e): (i) all applications to register any unregistered Assigned Intellectual Property are pending and in good standing; (ii) to Seller’s Knowledge, all registrations for the Assigned Intellectual Property are valid and enforceable; and (iii) there are no Actions pending or, to Seller’s Knowledge, threatened which challenge the validity, enforceability, priority, scope, ownership, or registrability of, or use or right to use any Assigned Intellectual Property or Licensed Shared Know-How, including interference, re-examination, opposition or cancellation proceedings.

(f) Since January 1, 2018, except as set forth on Schedule 4.7(f), (i) to Seller’s Knowledge, no infringement, misappropriation, dilution, violation or other unauthorized use of any other Person’s Intellectual Property has occurred or resulted directly from the operation of the Early Discovery Business; (ii) no written claim of infringement, misappropriation, dilution, violation, or other unauthorized use of any Intellectual Property right of any other Person has been made or asserted (including any demands or invitations to license Intellectual Property of any other Person) against Seller relating to the Early Discovery Business; (iii) Seller has received no written claim of invalidity of any Assigned Patent; (iv) no Proceedings are pending or, to Seller’s Knowledge, threatened that challenges the validity, ownership or use of any Assigned Intellectual Property; and (v) to Seller’s Knowledge, no Person is infringing, misappropriating, diluting, violating or otherwise using in an unauthorized manner any Assigned Intellectual Property.

(g) Except as disclosed on Schedule 4.7(g), no Assigned Intellectual Property is subject to any option, preemptive right (e.g., a right of first offer, right of first refusal, right of negotiation, etc.), transfer or assignment, whether pursuant to Contract or any Order of any court or other Governmental Authority.

(h) Except as disclosed on Schedule 4.7(h), no Assigned Intellectual Property or, to Seller’s Knowledge, Intellectual Property subject to an Assigned Contract was developed with federal funding from the United States government or any other Governmental Authority such that the United States government or other Governmental Authority has any march-in rights in or to any such Patents or such that Seller would be subject to any compulsory licensing requirements or any rights under 35 U.S.C. §§ 201-212.

(i) To Seller’s Knowledge, for each of the Patents listed in Schedule A-6, Seller has disclosed or otherwise made available to Purchaser all relevant information provided to Seller by its outside counsel and all other relevant information Seller has in its possession or is otherwise aware of regarding the invalidity, misuse, unregisterability or unenforceability of any Assigned Intellectual Property, including results of any landscape or patentability searching (collectively “Assigned Intellectual Property Records”).

(j) Each of the Seller Service Providers who have contributed to or participated in the creation or development of any Assigned Intellectual Property and/or Licensed Shared Know-How for or on behalf of Seller with respect to the Early Discovery Business (i) is a party to a “work-for-hire” Contract under which Seller is deemed to be the original owner/author of all rights, title and interest therein or (ii) has executed an assignment of all right, title and interest in such Assigned Intellectual Property in favor of Seller, which assignment includes a present tense assignment of all rights in Assigned Patents. No current or former Seller Service Provider has made any written claim to Seller asserting any right, license, claim or interest whatsoever in or with respect to any Assigned Intellectual Property and/or Licensed Shared Know-How.

(k) Seller has entered into agreements with Seller Service Providers and other third parties of Seller reasonably sufficient to maintain the confidentiality of the Trade Secrets included in the Assigned Intellectual Property and Licensed Shared Know-How, the value of which is dependent upon the maintenance of the confidentiality thereof. To Seller’s Knowledge, no breach or violation by any other party to, any such agreement. To Seller’s Knowledge, there has been no unauthorized disclosure or use by Seller Service Providers of any Trade Secret included in the Assigned Intellectual Property or Licensed Shared Know-How.

(l) Neither the execution, delivery or performance of this Agreement, the Transaction Agreements or any other agreements referred to in this Agreement nor the consummation of any of the Transactions or any such other agreement entered into in connection herewith or therewith will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare (i) a loss of, or Encumbrance on, any Assigned Intellectual Property or Licensed Shared Know-How; (ii) the release, disclosure or delivery of any Assigned Intellectual Property by or to any escrow agent or other Person; or (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Assigned Intellectual Property or Licensed Shared Know-How.

(m) The Business Software is the only Software that has been developed or is under development by Seller that is used in the Early Discovery Business. The use of the Business Software by Seller does not violate any license terms applicable to any item of Open Source Software, and Seller has all rights in each item of Open Source Software used in such Business Software as needed for Seller to conduct the Early Discovery Business as currently conducted and currently planned by Seller to be conducted, without violation of any license terms pertaining to such Open Source Software or infringement of third party Intellectual Property rights. No Business Software contains, is derived from, is distributed with or is being or was developed using Open Source Software that is licensed under any terms that impose a requirement or condition that any Business Software or part thereof: (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making modifications or derivative works; or (C) be redistributable at no charge.

(n) To Seller’s Knowledge, none of the Business Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(o) The Assigned Notebooks accurately reflect those portions of Seller’s notebooks in Seller’s possession or control as of the Closing Date that contain information and data related to the Early Discovery Business.

(p) Seller and its Affiliates have implemented and maintain an information security program that includes administrative, technical and physical safeguards designed to protect Seller’s confidential Business Data and Personal Data. To Seller’s Knowledge, (i) no material breach or violation of any security program safeguarding the security, confidentiality, and integrity of Business Data has occurred or is threatened, and (ii) there has been no unauthorized or illegal use of or access to any Business Data. Neither Seller nor any of its Affiliates have been notified, or been required to notify, any Person of any information security breach involving Personal Data included in the Purchased Assets. No Protected Health Information or Personal Data is used in the conduct of the Early Discovery Business, other than Personal Data related to Seller Service Providers.

(q) Seller and its Affiliates have implemented and maintained commercially reasonable administrative, physical, and technical safeguards intended to protect confidential Business Data in its and their control and the information technology systems of Seller and its Affiliates against accidental or unlawful destruction or accidental, loss, alteration, unauthorized disclosure, access or use. Seller and its Affiliates have contractually obligated all Persons processing confidential Business Data on the behalf of Seller or its Affiliates to take reasonable steps to protect the security and confidentiality of Business Data.

(r) Seller or any of its Affiliates, with respect to the Early Discovery Business, has not experienced any (i) accidental or unlawful destruction, loss, alteration, unauthorized access, acquisition, use or disclosure of any Personal Data included in the Purchased Assets requiring notice to individuals or Governmental Authorities under Privacy and Security Laws, or (ii) any material accidental or unlawful destruction, loss, alteration, unauthorized access, use, or disruption of information technology systems of Seller or its Affiliates included in the Purchased Assets.

4.8 Authority.

(a) Seller has all requisite corporate power and authority to execute and deliver this Agreement and all other Transaction Agreements to which it is a party and to carry out the provisions of this Agreement and the other Transaction Agreements.

(b) The execution, delivery and performance by Seller of this Agreement and the other Transaction Agreements has been approved by all requisite corporate action on the part of Seller. The execution, delivery and performance by Seller of this Agreement and the other Transaction Agreements does not require the approval of the shareholders of Seller.

4.9 Binding Nature of Agreements. This Agreement has been duly and validly executed and delivered by Seller. Each of this Agreement and the other Transaction Agreements to which Seller is a party constitutes, or upon execution and delivery will (assuming due authorization, execution and delivery by Purchaser or its Affiliates, as applicable) constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by general principles of equity.

4.10 No Conflicts; Required Consents. The execution, delivery and performance of this Agreement or any other Transaction Agreement by Seller, or the consummation of any of the Transactions, will not:

(a) conflict with, violate or result in any breach of any of the provisions of the organizational documents of Seller that would not reasonably be expected to materially affect Purchaser’s operation of the Early Discovery Business following the Closing;

(b) except as set forth on Schedule 1.5(a) (Non-Assignable Assets), conflict with, violate or result in any breach of any of the provisions of any provision of any Comingled Contract, Material Contract or Assigned Contract;

(c) give any Governmental Authority or other Person the right to (i) exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller is bound or any of the Purchased Assets is subject or (ii) declare a default of, exercise any remedy under, accelerate the performance of, cancel, terminate, modify or receive any payment under any Comingled Contract, Material Contract or Assigned Contract;

(d) result in the imposition or creation of any material Encumbrance upon or with respect to any Purchased Asset; or

(e) require Seller to make or deliver any material filing or material notice to a Governmental Authority, other than reporting under the Securities Exchange Act of 1934, as amended.

(f) Schedule 1.5(a) sets forth a complete list of those Assigned Contracts and other Purchased Assets that, by their terms, are not assignable or transferable (each, a “Non-Assignable Asset”) without the consent of, or waiver by, a third party or action by a Governmental Authority (each, an “Assignment Consent”), either as a result of the provisions thereof or applicable Legal Requirements.

4.11 Material Contracts.

(a) Section 4.11(a) sets forth an accurate, correct and complete list of Contract which is binding upon, restricts or otherwise relates to the Purchased Assets, Assumed Liabilities or Early Discovery Business that is not an Assigned Contract to which any of the descriptions set forth below apply (such Contracts, together with the Assigned Contracts, the “Material Contracts”):

(i) any Contract that involves the purchase or supplies or materials for the Early Discovery Business (other than general office or administrative supplies or materials that are also used for Seller’s other operations) that involved payment of more than $[***] in the last fiscal year or is expected to involve payment of more than $[***] in the current fiscal year;

(ii) any Contract that contains any guarantees of the obligations of suppliers to the Early Discovery Business;

(iii) any Contract that creates any Encumbrance other than any Permitted Encumbrance on any of the Purchased Assets;

(iv) any Contract that includes any non-competition, exclusivity, non-solicitation, non-recruitment or other such covenants that would restrict the conduct of the Early Discovery Business (or, with respect to the Assigned Contracts, any other business), other than (A) non-competition agreements entered into between Seller and employees or consultants and which do not restrict the Early Discovery Business with respect to non-competition or (B) customer Contracts and non-disclosure Contracts with standard non-solicitation of employee provisions;

(v) any joint venture, research or development agreement involving the Early Discovery Business;

(vi) all Contracts pursuant to which any Business Software has been developed or pursuant to which Software material to the operation of the equipment used Early Discovery Business is made available to the Seller or its Affiliates; and

(vii) any Contract related to the development or support of the automation processes or data management of [***] or [***] used in the Early Discovery Business.

(b) Seller has delivered to Purchaser accurate, correct and complete copies of all Material Contracts (or written summaries of the material terms thereof, if not in writing).

(c) Each Material Contract is currently valid and in full force and effect, is enforceable by Seller in accordance with its terms.

(d) Neither Seller nor any of its Affiliates is in default or breach, and as of the date hereof, no party has notified Seller that it is in default or breach under any Material Contract. To Seller’s Knowledge, no other party thereto is in default or breach under the terms of any Material Contract. No event has occurred, and no circumstance or condition exists, that would (with or without notice or lapse of time) (i) result in a violation or breach of any material provision of any Material Contract or (ii) give any Person the right to accelerate the maturity or performance of any Material Contract, or to cancel, terminate or modify any Material Contract.

(e) No Assigned Contract includes any non-competition or exclusivity obligation binding Seller that would restrict the conduct of the Early Discovery Business.

(f) Schedule 4.11(f) lists each any Contract that constitutes a Comingled Contract. No Commingled Contract: (i) contains performance obligations that would reasonably be expected to be more burdensome with respect to the Purchased Assets than those contemplated in the templates set forth on Schedule 4.7(b), (ii) contains any outstanding payment or royalty obligations to any third party with respect to the Purchased Assets, or (iii) contains any restrictions on the conduct of the Early Discovery Business (other than those which apply solely with respect to limitations on any Intellectual Property created by the counterparty to such Comingled Contract).

4.12 Insurance. Seller maintains insurance consistent with industry practice, including for fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors and officers’ liability, fiduciary liability, fidelity bond, and other casualty and property insurance relating to the Purchased Assets, Assumed Liabilities or Early Discovery Business (collectively, the “Insurance Policies”). There are no material claims related to the Early Discovery Business, Purchased Assets or Assumed Liabilities pending under any such Insurance Policies. Certain Insurance Policies currently in force will cease to provide coverage for the Purchased Assets effective upon Closing. There are no Insurance Policies or fidelity bonds that are part of the Purchased Assets or which will continue to provide insurance for the Purchased Assets subsequent to the Closing Date.

4.13 Environmental Matters. (a) As of the date hereof, there is no pending or, to Seller’s Knowledge, threatened Environmental Claim; and (b) to Seller’s Knowledge, there are no facts, circumstances, conditions or occurrences regarding any Purchased Asset that would be reasonably anticipated (i) to form the basis of an Environmental Claim or (ii) cause any Purchased Asset to be subject to any material restrictions on its ownership or occupancy under any Environmental Laws. The Early Discovery Business is being, and at all times in the past two years has been, conducted in material compliance with all Environmental Laws.

4.14 Compliance with Laws and Regulatory Matters.

(a) Except with respect to Legal Requirements related to Taxes or Intellectual Property, which will be governed solely by Sections 4.4 (Taxes) (with respect to Taxes) and 4.7 (Intellectual Property) (with respect to Intellectual Property), with respect to the Early Discovery Business, Purchased Assets, or Assumed Liabilities, Seller is in compliance with and, in the past two years has complied with, in all material respects, each Legal Requirement that is applicable to it in connection with any of its properties, assets, operations or business. As of the date hereof, with respect to the Early Discovery Business, Seller has not received any written notice from any third party that Seller is in violation of any Legal Requirement in any material respect.

(b) Seller owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Authority that are necessary to entitle it to own or lease, operate and use the Purchased Assets and to carry on and conduct the Early Discovery Business substantially as currently conducted (collectively, the “Governmental Permits”). Schedule 4.14(b) sets forth a list of each Governmental Permit. Complete and correct copies of all of the Governmental Permits have heretofore been delivered to Purchaser by Seller.

(c) Except as set forth in Schedule 4.14(c), (i) Seller has fulfilled and performed its obligations under each of the Governmental Permits, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Governmental Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Governmental Permit, or which might adversely affect the rights of Seller under any such Governmental Permit and (ii) no notice of cancellation, of default or of any dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received by, or is known to, Seller.

(d) Seller and its Affiliates are not, and no Transferred Employee is debarred, suspended, disqualified or otherwise excluded from or restricted in any manner from participation in, any healthcare program or providing services, including research services, related to pharmaceutical products, including but not limited to pursuant to 21 U.S.C. § 335a, 42 U.S.C. § 1320a-7, 21 C.F.R. Parts 58, 312, 511, and 812, and, to Seller’s Knowledge, Seller does not use the services of any individual or entity that is or, during the time when such individual or entity was providing services to Seller, was so debarred, disqualified, suspended, or otherwise excluded or restricted. Seller has not, nor has any Transferred Employee, been convicted of any crime, been subject to any Proceeding, or engaged in any conduct which could result in any of the forgoing debarments, disqualification, ineligibility, suspensions, exclusions or restrictions. Further, neither Seller or any representative of Seller has been charged, named in a complaint, convicted, or otherwise found liable in any Proceeding that falls within the ambit of 21 U.S.C. § 331, 21 U.S.C. § 333, 21 U.S.C. § 334, 21 U.S.C. § 335a, 21 U.S.C. § 335b, or any other applicable Legal Requirements pertaining to the development or regulation of pharmaceutical, medicine or other heath related products or provision of healthcare services. Seller has not, nor has any Transferred Employee, had a pending Proceeding or otherwise received any notice or other communication from any Governmental Authority threatening, investigating or pursing any of the foregoing in this Section 4.14(d).

(e) Seller has not conducted any clinical research (i.e. subject to an IND filing) with respect to any compound included in the Purchased Assets. Seller’s conduct of the Early Discovery Business is not and has not been subject to any reporting requirements of the FDA or any other applicable regulatory authority.

4.15 Proceedings and Orders.

(a) There is no Proceeding pending or, to Seller’s Knowledge, threatened in writing against or that would have a material effect on the Early Discovery Business, any Purchased Asset or Assumed Liability. To Seller’s Knowledge, no event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

(b) None of Seller’s (with respect to the Early Discovery Business) properties, assets, operations or businesses, nor any of the Purchased Assets, is subject to any Order or any proposed Order, the effect of which is or would be material to the operation of the Early Discovery Business, taken as a whole.

(c) As of the date hereof, and during the two (2) years preceding the date hereof, there are and have been no Proceedings pending or, to Seller’s Knowledge, threatened in writing relating to the Early Discovery Business.

4.16 Title and Condition of Assets.

(a) Seller is the sole and exclusive owner of, and has good and valid title to, all Purchased Assets, free and clear of all Encumbrances, except for any Permitted Encumbrances. The Purchased Assets include [***] (approximately [***]) and [***] compounds, comprised of approximately [***] compounds, in each case in good and useable condition for the purposes which they are used in the operation of the Early Discovery Business and capable of conducting a high-throughput screen, and an additional [***] other compounds.

(b) Each piece of machinery and equipment included in the Purchased Assets (i) has no material defects that have been identified by Seller, (ii) is in good operating condition and repair (taking into account its age and usage), (iii) has been serviced consistent with industry practice and in accordance with the specifications for such piece of machinery or equipment, and (iv) is adequate and suitable in all material respects for its use in connection with the operation of the Early Discovery Business. Seller maintains accurate records regarding the inventories of Early Discovery Business included in the Purchased Assets (including compounds, raw materials, supplies, work-in-process, and other materials) such that it can accurately determine whether such inventories are expired or otherwise past their period of customary use in connection with best industry practices, and whether such inventories are in good and useable condition for the purposes which they are used in the operation of the Early Discovery Business.

4.17 Sufficiency of Assets. Except as set forth on Schedule 4.17, the Purchased Assets, together with (a) any Excluded Contracts, (b) any Non-Assignable Assets, (c) the services to be provided by Seller and its Affiliates to Purchaser and its Affiliates pursuant to this Agreement and the Transition Services Agreements, and (d) the Licensed Shared Know-How, (i) constitute all of the assets owned, leased, licensed or otherwise controlled by Seller (including intangible assets) used in the operation of the Early Discovery Business in all material respects as operated on the date hereof by Seller and (ii) are sufficient for Purchaser to operate the Early Discovery Business as operated on the date hereof by Seller.

4.18 Transactions with Affiliates.

(a) Except as set forth on Schedule 4.18(a), (i) the Assigned Contracts do not include any obligation or commitment between Seller and any Affiliated Person, (ii) the Purchased Assets do not include any receivable or other obligation or commitment from any Affiliated Person to Seller except for those obligations or commitments incurred in the ordinary course of business consistent with past practice and (iii) the Assumed Liabilities do not include any payable or other obligation or commitment from Seller to any Affiliated Person except for such obligations or commitments incurred in the ordinary course of business consistent with past practice.

(b) To Seller’s Knowledge, no Affiliated Person of Seller is a party to any Contract with any customer or supplier of Seller that affects in any material manner the Early Discovery Business.

4.19 Equity Consideration; Private Placement: Accredited Investor.

(a) Seller is acquiring the Equity Consideration for investment for Seller’s own account and not with a view to, or for sale in connection with, any distribution thereof.

(b) Seller understands that the Equity Consideration may not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities or similar laws of any state, and may be offered in reliance on exemptions therefrom.

(c) Seller’s financial situation is such that Seller can afford to bear the economic risk of holding the Equity Consideration for an indefinite period of time, and Seller can afford to suffer the complete loss of Seller’s investment in the Equity Consideration.

(d) Seller’s knowledge and experience in financial and business matters are such that Seller is capable of evaluating the merits and risks of Seller’s investment in the Equity Consideration or Seller has been advised by a representative possessing such knowledge and experience.

(e) Seller is an “accredited investor” within the meaning of SEC Rule 501(a) of Regulation D promulgated under the Securities Act.

(f) Seller understands that the Equity Consideration is a speculative investment which involves a high degree of risk of loss of the entire investment therein, that there will be substantial restrictions on the transferability of the Equity Consideration and that following the date hereof there will be no public market for the Equity Consideration and that, accordingly, it may not be possible for Seller to sell or pledge the Equity Consideration or any interest in the Equity Consideration in case of emergency or otherwise.

4.20 Brokers. Other than with respect to fees or commissions that will be borne solely by Seller, Seller has not retained any broker or finder or incurred any Liability for any brokerage fees, commissions or finders fees with respect to this Agreement or the Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller, as of the date hereof and as of the Closing, as follows:

5.1 Organization and Good Standing. Purchaser (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, except where the failure to be in good standing has not had a Purchaser Material Adverse Effect; (b) is duly qualified to conduct business under the laws of each jurisdiction in which the nature of its business, the operation of its assets or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified has not had a Purchaser Material Adverse Effect; (c) has full power and authority required to carry on its business as now being conducted, except as has not had a Purchaser Material Adverse Effect.

5.2 Financial Information. Schedule 5.2 hereto includes the unaudited balance sheet of Purchaser for the 12-month period ending December 31, 2019 (the “Integral Financial Information”). Except for the absence of schedules and footnote disclosures and any year-end audit adjustments, the Integral Financial Information was prepared in accordance with GAAP and in accordance with the books and records of Integral Parent.

5.3 Authority. Except as set forth on Schedule 5.3:

(a) Purchaser has all requisite corporate and other power and authority to execute and deliver this Agreement and all other Transaction Agreements to which it is a party and to carry out the provisions of this Agreement and the other Transaction Agreements.

(b) The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Agreements have been approved by all requisite action on the part of Purchaser. The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Agreements does not require the approval of the shareholders of Purchaser.

5.4 Binding Nature of Agreements. This Agreement has been duly and validly executed and delivered by Purchaser. Each of this Agreement and the other Transaction Agreements to which Purchaser is a party constitutes, or upon execution and delivery will (assuming due authorization, execution and delivery by Seller, as applicable) constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by general principles of equity.

5.5 No Conflicts; Required Consents. Except as set forth on Schedule 5.5, neither the execution, delivery and performance of this Agreement nor any other Transaction Agreement by Purchaser will:

(a) conflict with, violate or result in any breach of (i) any of the provisions of the organizational documents of Purchaser; (ii) any resolution or corporate action of Purchaser; (iii) any of the terms or requirements of any Governmental Approval held by Purchaser or that otherwise relates to the Transactions; or (iv) any provision of any Contract binding upon Purchaser, other than such conflicts, violations and breaches that would not have a Purchaser Material Adverse Effect;

(b) except as, alone or in the aggregate, would not have a Purchaser Material Adverse Effect, give any Governmental Authority or other Person the right to (i) exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Purchaser or any of its assets is bound or (ii) declare a default of, exercise any remedy under, accelerate the performance of, cancel, terminate, modify or receive any payment under any Contract binding upon Purchaser; or

(c) require Purchaser to make or deliver any material filing or material notice to a Governmental Authority, other than reporting under the Securities Exchange Act of 1934, as amended.

5.6 Sufficient Funds. Purchaser has as of the date of this Agreement and, at the time of the Closing will have, sufficient funds to enable Purchaser to consummate the Transactions and to satisfy its obligations hereunder, including the payments described in Sections 2.1(a) (Fixed Consideration) and 2.1(b) (Post-Closing Consideration) and fees and expenses relating to the Transactions and the other Transaction Agreements on the terms and subject to the conditions hereunder and thereunder. Purchaser acknowledges and agrees that its obligations hereunder are not subject to any conditions regarding Purchaser’s or any other purchaser’s ability to obtain financing for the consummation of the transactions contemplated by this Agreement.

5.7 Proceedings and Orders.

(a) There is no Proceeding pending or, to the knowledge of Purchaser, threatened in writing against Purchaser that has had a Purchaser Material Adverse Effect.

(b) Purchaser is not subject to any Order or any proposed Order that has had a Purchaser Material Adverse Effect.

5.8 Brokers. Purchaser has not retained any broker or finder or incurred any Liability for any brokerage fees, commissions or finder’s fees with respect to this Agreement or the Transactions.

5.9 Condition of the Early Discovery Business. Purchaser acknowledges and agrees that Seller has not made nor is making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 4 (Representations and Warranties of Sellers) hereof, and that it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article 4 (Representations and Warranties of Sellers) hereto. Purchaser acknowledges and agrees that upon Closing Seller will sell and convey to Purchaser or a designated Subsidiary of Purchaser and Purchaser or a designated Subsidiary of Purchaser will accept the Purchased Assets “as is, where is, with all faults,” except to the extent expressly provided otherwise in this Agreement. Except as set forth in this Agreement, all warranties of habitability, merchantability and fitness for any particular purpose, and all other warranties arising under the uniform commercial code (or similar foreign Legal Requirements), in each case with respect to the Purchased Assets, are hereby waived by Purchaser.

ARTICLE VI

COVENANTS

6.1 Cooperation.

(a) Upon the reasonable request of Purchaser, Seller will use reasonable efforts to (a) for a period of [***] following the Closing Date, execute and deliver any and all further materials, documents and instruments of conveyance, transfer or assignment as may reasonably be requested by Purchaser to effect, record or verify the transfer to, and vesting in Purchaser of, Seller’s right, title and interest in and to the Purchased Assets, free and clear of all Encumbrances, in accordance with the terms of this Agreement and (b) without limiting the obligations of Sections 1.5 (Non-Assignable Assets) or 1.6 (Comingled Contracts), for a period beginning on the Closing Date and continuing thereafter through [***], (i) cooperate with Purchaser, at Purchaser’s expense (except as set forth in Section 1.5 (Non-Assignable Assets) and 1.6 (Comingled Contracts)), to enforce the terms of any Assigned Contracts, including terms relating to confidentiality and Intellectual Property rights and (ii) reasonably cooperate with reasonable requests from Purchaser to ensure an orderly transfer of supplier and customer relationships involving the Early Discovery Business to Purchaser.

(b) From and after the Closing, Seller will cooperate with Purchaser at Purchaser’s reasonable request to enforce any rights of Seller existing under Sections 2.3(e), 3.6.2, 3.6.3 and 3.6.4, Article V through VII, and Section 8.1(h) through (j) of the [***] Agreement to the extent such rights relate to any of the Purchased Assets at the sole expense of Purchaser.

(c) After the Closing, Seller will promptly deliver to Purchaser (w) any mail, packages, orders, inquiries and other communications addressed to Seller and relating solely to the Early Discovery Business and (x) any property that Seller receives and that properly belongs to Purchaser or any of its Affiliates. After the Closing, Purchaser will, and will cause its Affiliates to, promptly deliver to Seller (y) any mail, packages, orders, inquiries and other communications addressed to Seller or any of its Affiliates and relating to a business of Seller or its Affiliates other than the Early Discovery Business and (z) any property that Purchaser or such Affiliate receives and that is an Excluded Asset.

(d) From and after the Closing Date, for each Patent included in the Assigned Intellectual Property until the earlier of [***] after: (x) the expiration of or (y) intentional abandonment of such Patent, Seller shall and shall cause its Affiliates and employees to (i) execute and deliver to Purchaser such assignments and other documents, certificates, and instruments of conveyance in a form reasonably satisfactory to Purchaser suitable for filing with the United States Patent and Trademark Office and the registries and other recording Governmental Entities in all applicable jurisdictions (including with respect to legalization, notarization, apostille, certification, and other authentication) as reasonably necessary to vest in Purchaser all right, title, and interest in and to the Patents included in the Assigned Intellectual Property in accordance with applicable law and (ii) at Purchaser’s sole expense, take such commercially reasonable steps and actions, and provide such commercially reasonable cooperation and assistance, to Purchaser and its successors, assigns, and legal representatives, in connection with the transfer, issuance, prosecution, maintenance, enforcement and defense of the Patents included in the Assigned Intellectual Property.

6.2 Return of Assets; Transfer of Purchased Assets.

(a) If after the Closing any asset conveyed to Purchaser hereunder is ultimately determined to be an Excluded Asset or Purchaser is found to be in possession of any Excluded Asset, then (i) Purchaser will return or transfer and convey (without further consideration) to Seller at Seller’s expense, and Seller will accept or assume, as applicable or such asset; and (ii) Purchaser and Seller will execute such documents or instruments of conveyance or assumption and take such further acts which are reasonably necessary or desirable to effect the transfer of such asset back to Seller. If, after the Closing, Purchaser has or receives any Confidential Information of Seller, then Purchaser will return to Seller or destroy any copies of such Confidential Information and, at Seller’s request, certify in writing that it has done so.

(b) If after the Closing any Purchased Asset is discovered by Seller or any of its Affiliates or identified to Seller in writing by Purchaser at any time after the Closing Date, possession or ownership of which has not been transferred to, or assumed by, either Purchaser or its Affiliates at such time, Seller will promptly take such steps as may be required to transfer, or cause to be transferred, such Purchased Assets to Purchaser or a designated Subsidiary of Purchaser, subject to Section 1.5 (Non-Assignable Assets) and otherwise in accordance with the terms of this Agreement, at no additional charge to Purchaser or its Affiliates, and Purchaser or its Affiliates will accept such Purchased Assets, as the case may be.

(c) If after the Closing Seller receives an invoice or charge that is in whole or in part an Assumed Liability or Purchaser receives an invoice or charge that is in whole or in part an Excluded Liability (such a bill for services rendered in part prior to the Closing Date and in part after the Closing Date), then, the party receiving such invoice or charge will notify the other party so that such party can pay for its portion of such charge or invoice (i.e. the portion of such invoice or charge that was an Assumed Liability if the other party is Purchaser, or the portion of such invoice or charge that was an Excluded Liability if the other Party is Seller).

6.3 Records and Documents. For a period beginning on the Closing Date and continuing thereafter for a period of seven years, at the other Party’s request, each Party will provide the other Party and its Representatives with access to and the right to make copies of those records and documents that contain information related to the Early Discovery Business (possession of which is retained by Seller or transferred to Purchaser as applicable), as may be necessary in connection with any third-party litigation, the preparation of financial statements or the conduct of any audit or investigation by a Governmental Authority.

6.4 Bulk Sales Waiver. Purchaser hereby waives compliance by Seller with any applicable bulk sales Legal Requirements in connection with the Transactions.

6.5 Confidentiality.

(a) Except as required by applicable Legal Requirements, for a period of five years after the Closing Date, Seller will not disclose to any other Person or intentionally use any Confidential Information included in the Purchased Assets or related to the Early Discovery Business, whether in written, oral or other form; provided that nothing in this Section 6.5(a) (Confidentiality) will in any way limit the use or disclosure of any such information to the Representatives and contractors of Seller as reasonably necessary in the course of Seller’s performance of its obligations under the Transaction Agreements.

(b) Except as required by applicable Legal Requirements, for a period of five years after the Closing Date, Purchaser will not disclose to any Person or intentionally use any Confidential Information of Seller or its Affiliates that may be in possession of a Transferred Employee or is otherwise disclosed to Purchaser in the course of the Transaction; provided that Purchaser may use the Licensed Shared Know-How as expressly licensed hereunder.

(c) Nothing in this Section 6.6 (Confidentiality) will in any way limit the intentional use of such information by, or disclosure of any such information to, the Representatives and contractors of a Party to the extent reasonably necessary in the course of such Party’s performance of its obligations under ARTICLE 6 (Covenants) of this Agreement or the Transition Services Agreement.

(d) Notwithstanding any provision of this Agreement to the contrary, Residual Knowledge shall not be subject to the non-use provisions of Section 6.5(a) (Confidentiality) or Section 6.5(b) (Confidentiality).

(e) In the event that the receiving party of any Confidential Information is required by a court of law or Governmental Authority to disclose any of the Confidential Information of the other disclosing party, such receiving party shall give the disclosing party prompt notice of any such requirement, and shall cooperate with any reasonable efforts by the disclosing party to seek judicial protection to prevent or limit such disclosure. If, in the absence of a protective order or other remedy or the receipt of a waiver by the disclosing party, the receiving party or any of its Representatives are nonetheless, in the written opinion of counsel, legally compelled to disclose Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, the receiving party or its Representatives may, without liability hereunder, disclose to such tribunal only that portion of the Confidential Information which such counsel advises is legally required to be disclosed, provided the receiving party exercises its commercially reasonable efforts to preserve the confidentiality of the Confidential Information, including, by cooperating with the disclosing party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information by such tribunal. Notwithstanding anything to the contrary in this Agreement, either party may disclose the existence and applicable terms of this Agreement (i) to actual or bona fide potential investors, acquirors, (sub)licensees, lenders, and other financial or commercial partners (including in connection with any royalty factoring transaction), and their respective attorneys, accountants, banks, investors and advisors, solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, (sub)license, debt transaction, or collaboration; provided that such Persons are bound by customary obligations of confidentiality and non-use for such type and scope of disclosure, and (ii) if required by applicable Legal Requirements or as may be required in connection with any filings made with, or by the disclosure policies of a major stock exchange; provided that, in such case, such party will: (A) use all reasonable efforts to inform the other party prior to making any such disclosures and cooperate with such other party in seeking a protective order or other appropriate remedy (including redaction) prior to making any such disclosure; and (B) whenever possible, request confidential treatment of such information in accordance with this Section 6.5(a) (Confidentiality).

(f) Upon the consummation of the Closing, the Confidentiality Agreement shall be terminated and be of no further force or effect.

6.6 Non-Solicitation of Employees. For a period of [***] after the Closing Date, without the prior written consent of Purchaser, Seller will not, and will cause its Affiliates not to, (i) hire, or (ii) solicit for employment with Seller or its Affiliates, in each case, any of the Transferred Employees or any of the employees of Purchaser or any of its Affiliates as of the Closing Date to whom Seller or any of its Affiliates were directly or indirectly introduced as a result of the Transactions or Seller’s consideration of a potential transaction with Purchaser; provided that Seller and its Affiliates will not be restricted by this Section 6.7 (Non-Solicitation of Employees) (x) in any general solicitation for employees or public advertising of employment opportunities (including through the use of employment agencies) not specifically directed at any such persons or (y) from soliciting or hiring any person whose employment Purchaser has terminated prior to the date of solicitation or hire.

6.7 Non-Competition. Until the [***] anniversary of the Closing Date, Seller will not build for itself or for any of its Affiliates, and it will cause its Affiliates not to build for Seller or any Affiliate of Seller, without the prior written consent of Purchaser, any DNA-encoding libraries (the “Restricted Business”). Notwithstanding the foregoing, it will not be deemed to be a violation of this Section 6.8 (Non-Competition) for Seller or any of its Affiliates: (i) to invest in any third Person which invests in, manages or operates a Restricted Business, so long as Seller’s and its Affiliates’ aggregate investment is less than [***] % of the outstanding ownership interest in such third Person, (ii) enter into an arms-length Contract-based relationship with any third Person that invests in, manages or operates a Restricted Business; provided, that such Contract does not provide Seller or its Affiliates with the right or obligation to direct or cause the direction of the management and policies of, or otherwise control, such third Person, (iii) to be acquired by any Person or business engaged in a Restricted Business, or (iv) to acquire any Person or business engaged in a Restricted Business if (A) the principal purpose of such acquisition is not to engage in the Restricted Business, (B) the acquired Person or business is not primarily engaged in the Restricted Business and (C) (1) revenues of such Person or business for the twelve-month period immediately preceding the date of such acquisition derived from the Restricted Business was less than $[***] or (2) Seller or the relevant Affiliate either ceases conducting such Restricted Business or enters into a definitive agreement to divest such Restricted Business within twelve months after the acquisition thereof.

6.8 Scope and Choice of Law. It is the understanding of the Parties that the scope of the covenants contained in Sections 6.7 (Non-Solicitation of Employees) and 6.8 (Non-Competition) hereof both as to time and area covered, are reasonable and necessary to protect the rights of Purchaser and the rights of Seller. It is the Parties’ intention that these covenants be enforced to the greatest extent (but to no greater extent) in time, area, and degree of participation as is permitted by the laws of the State of Delaware. The Parties further agree that, in the event that any provision of Sections 6.7 (Non-Solicitation of Employees) or 6.8 (Non-Competition) hereof will be determined by any state or federal court within the Commonwealth of Massachusetts to be unenforceable by reason of its being extended over too great a time or too great a range of activities, such provision will be deemed to be modified to permit its enforcement to the maximum extent permitted by law. If any such covenants or any part of such covenants is to any extent declared illegal or unenforceable by a state or federal court within the Commonwealth of Massachusetts, then the remainder of such covenants, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each such remaining covenant will be valid and enforceable to the fullest extent permitted by law.

6.9 Remedy for Breach. The Parties agree that either Party will be entitled to seek injunctive relief against the other in the event of any breach or threatened breach of any of the covenants contained in Sections 6.6 (Confidentiality), 6.7 (Non-Solicitation of Employees) or 6.8 (Non-Competition).

6.10 Compliance with WARN and Similar Legal Requirements. Seller shall provide an accurate and complete list upon the Closing of each employee of Seller who has suffered an “employment loss” as defined in the Worker Notification Laws within the 90 day period prior to the Closing Date and whose employment is required to be taken into account for purposes of the Worker Notification Laws (the “WARN List”), stating for each such employee the date of termination, the employee’s position and work location. Provided that the WARN List is accurate and complete, Purchaser agrees that (i) Purchaser will not, at any time on or after the Closing Date, take any action that would obligate Seller or any of its Affiliates to have provided notice to any employees prior to or on the Closing Date pursuant to any of the Worker Notification Laws, or that would otherwise result in Liabilities to Seller or any of its respective Affiliates under any such Worker Notification Laws and (ii) Purchaser will be solely responsible for providing any notices or payments due to any employees, and any notices, payments, fines or assessments due to any Governmental Authority pursuant to any Legal Requirement arising out of the employment, discharge or layoff of any employees by Purchaser after the Closing, including the Worker Notification Laws or any comparable Legal Requirement. Seller shall have all Liability with respect to any mass layoff, plant closing, or similar event with respect to any Worker Notification Laws triggered prior to or on the Closing Date, and any such Liability arising after the Closing Date to the extent arising from inaccuracies or omissions in the WARN List and Purchaser’s reliance thereon.

6.11 Covenants Related to Equity Consideration. Simultaneously with Integral Parent’s issuance of the Equity Consideration to Seller, Integral Parent and Seller will enter into customary investment agreements containing substantially the same terms and conditions as those received by Integral Parent’s financial investors that are similarly situated to Seller (with respect to percentage participation) in the round in which such Equity Consideration is issued to Seller, including substantially similar information rights, voting rights, participation and preemptive rights, tag-along rights, registration rights, anti-dilution rights, and the like, in each case other than any such terms and conditions unique to such financial investors. Without limiting the foregoing, if Seller requires financial information of Integral Parent or Purchaser to comply with Seller’s financial reporting obligations under applicable U.S. federal securities laws or regulations or otherwise required by Seller’s independent auditors in accordance with GAAP, Purchaser will provide such information to Seller in a timely manner, and in any event in audited form, if available, within [***] of the close of each calendar quarter and [***] after the close of each calendar year.

6.12 Connecticut Transfer Act.1

(a) After the Closing Date, Seller shall cause Woodard & Curran, Inc. (“Consultant”) to take the actions set forth on Schedule 6.12 (the “Review Matters”) with respect to the property located at 35 Northeast Industrial Road, Branford, Connecticut (the “Branford Property”) at Seller’s sole cost and expense. Upon the completion of the Review Matters, Consultant shall provide each of Purchaser and Seller with a report of all actions required to remediate the Branford Property as may be required under the Transfer Act (as defined below) or any other Environmental Law and a written estimate of the total expected costs for such remediation (such estimate, the “Seller Remediation Valuation”). No later than [***] following receipt of the Seller Remediation Valuation, Purchaser may provide written notice to Seller that they dispute the Seller Remediation Valuation (a “Purchaser Dispute Notice”) and designate a Licensed Environmental Professional (“LEP”) retained at Purchaser’s sole expense to determine the Remediation Valuation on behalf of Purchaser (the “Purchaser Valuation Expert”). Consultant shall make available to the Purchaser Valuation Expert the results of the Review Matters and make reasonably available the individuals involved in conducting the Review Matters and preparing the Initial Total Remediation Valuation for questions. No later than [***] following delivery of the Purchaser Dispute Notice, the Purchaser Valuation Expert shall deliver a written report setting forth its determination of the Remediation Valuation (the “Purchaser Remediation Valuation”), together with analysis in support thereof (the date of the submission of such report, the “Valuation Submission Date”). If the Seller Remediation Valuation and the Purchaser Remediation Valuation vary by less than [***] ([***] %) of the lower of such valuations, the final Remediation Valuation shall be the average of the Initial Remediation Valuation and the Purchaser Valuation.2 If, however, the two valuations submitted by such firms vary by more than [***] ([***] %) of the lower valuation, then, unless either Party agrees in writing that the other Party’s valuation shall control, within [***] following the Valuation Submission Date, the Purchaser and Seller shall jointly select a third LEP to determine the final Remediation Valuation; provided, that if there is no agreement on an LEP first within such period, then the Consultant and the Purchaser Valuation Expert shall be instructed to jointly select, within [***] following their notification of such request, a third LEP to determine the final Remediation Valuation. Such third LEP is hereinafter referred to as the “Third Valuation Firm.” The Third Valuation Firm shall, within [***] following its selection, evaluate the reports of the two other firms and deliver a written report selecting either the Seller Remediation Valuation or the Purchaser Remediation Valuation as the final Remediation Valuation. For the avoidance of doubt, the Third Valuation Firm shall not choose any other figure, whether “between” the two figures submitted by the two firms or outside the two figures. The Third Valuation Firm may, but need not, specify in such writing the reasons for its decision, and the Third Valuation Firm’s selection shall be final and binding on the parties in all respects as the final and operative Remediation Valuation. Seller shall be responsible for the fees and expenses of Consultant, Purchaser shall be responsible for the fees and expenses of the Purchaser Valuation Expert, and the fees and expenses of the Third Valuation Firm will be paid by party whose valuation is not selected by the Third Valuation Firm. Upon final determination of the

[1]	Note to Seller: Suggest moving to a schedule given public filing requirements.
[2]

By way of illustration only, if the Seller Remediation Valuation is $[***] and the Purchaser Remediation Valuation is $[***], then the final and operative Remediation Valuation shall be $[***]; and if the Seller Remediation Valuation is $[***] and the Purchaser Remediation Valuation is $[***], then the final and operative Remediation Valuation would be determined through the procedures specified in the balance of this Section 6.12(a).

Remediation Valuation, Purchaser shall be entitled to set-off against all payment obligations against any unpaid payment that is due under Section 2.1(b) (Post-Closing Consideration) or, solely in the event the Remediation Valuation exceeds the sum of the remaining payment obligations under Section 2.1(b) (Post-Closing Consideration), against Section 2.1(c) (Equity Consideration), until Purchaser has set-off an amount equal to the Remediation Valuation (as finally determined pursuant to this Section 6.12(a) (Connecticut Transfer Act)) and, to the extent the Remediation Valuation exceeds the remaining amounts payable pursuant to Section 2.1(b) (Post-Closing Consideration) or Section 2.1(c) (Equity Consideration), Seller shall promptly pay such excess amount to Purchaser by wire transfer of immediately available funds within [***] of final determination pursuant to this Section 6.12(a) (Connecticut Transfer Act). Upon such final satisfaction of the Remediation Valuation, any Liabilities related to, or arising under Environmental Laws from (i) the occupancy, operation, use or control of the Branford Property prior to the Closing Date or (ii) the operation of the Early Discovery Business at the Branford Property prior to the Closing Date shall in each case ((i) and (ii)) be Assumed Liabilities and not Excluded Liabilities hereunder.

(b) Seller and Purchaser acknowledge that the sale of the Branford Property will trigger the requirements of the Connecticut Transfer Act (Conn. Gen. Stat. § 22a 134 et seq., the “Transfer Act”). Seller and Purchaser further acknowledge and agree that the Purchaser shall be identified on the Form III filing (as defined below) as the Certifying Party (as defined in Conn. Gen. Stat. § 22a-134(6), hereinafter, the “Certifying Party”). The Seller shall prepare a Form III (as defined in Conn. Gen. Stat. § 22a-134(12)), an Environmental Condition Assessment Form (as defined in Conn. Gen. Stat. § 22a-134(17)) and a Property Transfer Fee Payment Form (collectively, the “Property Transfer Forms”) for the Branford Property. Seller shall sign said Property Transfer Forms as the Transferor and Purchaser shall sign said Property Transfer Forms as the Transferee and Certifying Party (with such modifications and revisions as Purchaser may request, at its sole discretion). The Purchaser shall following the Closing engage a Licensed Environmental Professional (“LEP”) to serve as the LEP of record and supervise the completion of all Remedial Actions (as defined below) required to be performed following the Closing. Within ten (10) days after the Closing, the Seller shall file the Property Transfer Forms with the Connecticut Department of Energy and Environmental Protection (“CT DEEP”) and pay all filing and other fees required by the Transfer Act. Following the Closing, the Purchaser as Certifying Party shall investigate and remediate the Branford Property as required by the Transfer Act (“Remedial Actions”) under the direction of its LEP and in compliance with applicable laws, rules, and regulations, the Transfer Act, directives of CT DEEP, and the decisions and directives of the LEP, as applicable. The Certifying Party shall complete all Remedial Actions and file with CT DEEP a Verification (as defined in Conn. Gen. Stat. § 22a-134(19)) for the Branford Property as required by the Transfer Act. The Purchaser shall perform the Remedial Actions at its sole cost and expense, subject only to its right to recover the Remediation Valuation pursuant to Section 6.12(a).

ARTICLE VII

EMPLOYEES

7.1 Transferred Employees.

(a) No less than five Business Days before the Closing Date, Purchaser made offers of employment to each Prospective Employee who was employed by Seller as of the date Purchaser issued its offer of employment. All such employees of Seller who (i) accept Purchaser’s offer of employment within the time period specified in Purchaser’s offer and (ii) execute and deliver non-competition, non-solicitation, confidentiality and other similar agreements if so requested by Purchaser are hereinafter referred to as the “Transferred Employees.” Subject to the foregoing, the employment of the Transferred Employees with Purchaser shall be considered effective as of the Business Day immediately following the Closing and their employment by Seller shall terminate as of the Closing Date (the “Employee Transfer Date”). Notwithstanding anything herein to the contrary but subject to Section 7.1(c) and (e) herein, (A) nothing in this Agreement shall create any obligation on the part of Purchaser to continue the employment of any Transferred Employee for any definite period or under any specific terms following the Employee Transfer Date and (B) nothing in this Agreement shall preclude Purchaser from altering, amending or terminating any of its employee benefit plans, or the participation of any of its employees in such plans, at any time.

(b) The Parties intend that existing contracts of employment of any of the Prospective Employees will not be assumed by Purchaser as a result of the Transaction, but rather that the Prospective Employees will be provided new offers of employment. Each such offer of employment by Purchaser pursuant to Section 7.1(a) (Transferred Employees) will (i) be for a position with substantially similar duties and responsibilities, (ii) include an annual base salary or base wage rate, as applicable, that is no less favorable than the annual base salary or base wage rate provided to the Prospective Employee immediately prior to the Closing, (iii) include a target annual bonus or other cash incentive opportunity that is no less favorable than the target annual bonus or other cash incentive opportunity provided to Prospective Employees immediately prior to the Closing, (iv) other employee benefits that are at least as favorable as those made available to similarly-situated employees of Purchaser, and (v) not require the Prospective Employee to relocate his or her place of employment by 50 or more miles (except with the written consent of the Prospective Employee). Seller will and hereby does waive any restrictions contained in existing contracts of employment between Seller and the Transferred Employees to the extent necessary to allow the Transferred Employees to accept such offers of employment by Purchaser.

(c) For a period of [***] following the Closing Date, Purchaser will provide to each Transferred Employee (i) an annual base salary or base wage rate, as applicable, that is no less favorable than the annual base salary or base wage rate provided to such Transferred Employee immediately prior to the Closing, (ii) a target annual bonus or other cash incentive opportunity that is no less favorable than the target annual bonus or other cash incentive opportunity provided to such Transferred Employee immediately prior to the Closing, and (iii) other employee benefits that are at least as favorable as those made available to similarly-situated employees of Purchaser.

(d) Seller will take all action reasonably necessary to cause each Prospective Employee who becomes a Transferred Employee to cease active participation under all Seller Plans as of 11:59 p.m. E.T. on the Closing Date, or such other time as is required pursuant to the relevant Seller Plan or as otherwise agreed by Seller and Purchaser, in each case to the extent permitted by applicable Legal Requirements. Seller shall take all action necessary to cause all accounts of Transferred Employees in the FORMA Therapeutics 401(k) Plan to become fully vested effective as of the Employment Transfer Date. Seller will be solely responsible for all obligations and liabilities, including obligations and liabilities for severance or termination pay or benefits under any Seller Plan or any other plan, program, policy or applicable Legal Requirements with respect to or related to any employee of Seller (each a “Current Employee”) that accrues on or prior to the Closing. Purchaser will be solely responsible for all obligations and liabilities, including obligations and liabilities under applicable Legal Requirements, and for retention, severance or termination pay or benefits under any of Purchaser’s plans, programs, policies, in each case that accrue with respect to the employment of such Transferred Employee with Purchaser after the Closing Date.

(e) Seller shall take all action necessary to allow any Transferred Employees whose stock option vesting will accelerate on the Closing as part of their retention agreement with Seller to exercise such vested stock options issued under the FORMA Therapeutics Holdings, Inc. 2019 Stock Incentive Plan for the [***] period immediately following the Closing Date.

(f) Seller will retain responsibility for and continue to pay all expenses and benefits under the Seller Plans and all medical, dental, health, hospital, life insurance and disability expenses and benefits with respect to claims incurred (whether or not reported) under the Seller Plans by eligible Transferred Employees and their spouses and eligible dependents. Seller shall be responsible for providing, or causing to be provided, continuation coverage to employees of Seller (and their covered dependents) who do not become Transferred Employees and to Transferred Employees (and their covered dependents) under each of its applicable health plans with respect to all qualifying events under COBRA and comparable state Laws which occur before the Employee Transfer Date. On and following the calendar day immediately following the Closing Date, Purchaser shall credit each Transferred Employee with his or her service with Seller or any Affiliate for purposes of Purchaser’s leave policies; provided that such recognition of service will not operate to duplicate any benefits with respect to any Transferred Employee. On and following the calendar day immediately following the Closing Date, with respect to any group health plans under which Transferred Employees are eligible to receive benefits from Purchaser, Purchaser will make commercially reasonable efforts to cause the applicable insurer to (i) waive any pre-existing conditions or limitations and eligibility waiting periods (to the extent such limitations or waiting periods did not apply to a Transferred Employee and his or her eligible dependents under the comparable plans of Seller or any Affiliate of Seller in which such Transferred Employee participated on the Closing Date) with respect to a Transferred Employee and his or her eligible dependents and (ii) give each Transferred Employee credit, for the plan year in which the Transferred Employee becomes eligible to receive benefits under such plans, towards applicable deductibles and annual out-of-pocket limits for expenses actually incurred with respect to equivalent benefits during the plan year in which the Closing Date occurs to the extent Seller provides such information regarding such expenses incurred to Purchaser; provided, however, that Purchaser shall not be required to make any out-of-pocket payments with respect to such co-pays or deductibles; provided further, however, that Purchaser shall only be required to take the actions in clauses (i) and (ii) above to the extent permitted under Purchaser’s employee benefit plans, or that may be permitted by amendment of such plans.

(g) On the Closing Date (or on such later date as the applicable Seller plan, policy, program or agreement may provide), Seller shall pay to the Transferred Employees: (i) all salaries earned prior to the Closing Date, (ii) an amount equal to the value of all earned but unused paid time off (including all vacation time, sick days and other time off) under Seller’s Paid Time Off (PTO) policy, (iii) any bonus, commissions, retention, severance or other payment or other form of compensation or benefit that is created, accelerated, accrues or becomes payable by Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement, and (iv) any 2019 bonus earned under Seller’s bonus program (collectively, the “Seller Transferred Employee Payments”). In no event shall Purchaser have any responsibility or Liability for payment of any vacation or bonus earned or accrued by a Transferred Employee during his or her employment with Seller.

(h) The Parties will cooperate with each other to give effect to the provisions set forth in this Section 7.1 (Transferred Employees).

7.2 No Benefit to Employees Intended. Nothing contained in this ARTICLE 7 (Employees), express or implied, is intended to confer upon any Person not a party hereto any right, benefit or remedy of any nature whatsoever, including any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment. No Transferred Employee or other current or former employee of Seller including any beneficiary or dependent thereof, or any other person not a party to this Agreement, shall be entitled to assert any claim hereunder. Notwithstanding anything to the contrary contained in this Agreement, no provision of this Agreement is intended to, or does, constitute the establishment of, or an amendment to, any Seller Plan or Employee Benefit Plan.

ARTICLE VIII

TAX MATTERS

8.1 Purchase Price Allocation. Agreed Tax Treatment; Purchase Price Allocation. The Parties agree that, for U.S. federal income tax purposes, (i) Purchaser will be treated as having acquired an undivided interest in the Purchased Assets in exchange for (A) the Fixed Consideration other than the Equity Consideration, (B) the Royalties and (C) the assumption of a corresponding undivided interest in the Assumed Liabilities, (ii) Integral Parent will be treated as having acquired the remaining undivided interest in the Purchased Assets in exchange for (A) its promise to deliver the Equity Consideration in accordance with Section 2.1(c) and (B) a corresponding undivided interest in the Assumed Liabilities, (iii) Integral Parent will be treated as having immediately contributed its undivided interest in the Purchased Assets (subject to its corresponding undivided interest in the Assumed Liabilities) to Purchaser in a transaction described in Section 351 of the Code, (iv) to the extent that Purchaser designates a designated subsidiary to acquire the Purchased Assets, Purchaser will be treated as having contributed the Purchased Assets received by it pursuant to clauses (i) and (iii), subject to the Assumed Liabilities assumed by it pursuant to clauses (i) and (iii), to such designated subsidiary, and (v) to treat Seller as a partner of Integral Parent as of the Closing Date; provided, however, no gain, income, loss or deduction shall be allocated by Integral Parent to Seller until the date of Integral Parent’s issuance of the Equity Consideration to Seller (the “Agreed Tax Treatment”). Within [***] after the Closing Date, Purchaser shall prepare and deliver to Seller an allocation of the Purchase Price and Assumed Liabilities (and any other items that are treated as consideration paid by Purchaser pursuant to clause (i) above for applicable Tax purposes) among the Purchased Assets (the “Purchase Price Allocation”). The Purchase Price Allocation will be made in accordance with applicable Legal Requirements. Seller shall have [***] after receipt of the Purchase Price Allocation to notify Purchaser in writing of any objections. If Seller does not object in writing during such [***] period, then the Purchase Price Allocation shall be final and binding on all parties. If Seller objects in writing during such [***] period, then the parties shall cooperate in good faith to reach a mutually agreeable allocation of the Purchase Price (and any other items that are treated as consideration for Tax purposes) in accordance with the principles set forth in this Section 8.1, which allocation shall be binding on all parties. If the parties are unable to reach an agreement within [***] of Purchaser’s receipt of Seller’s objection, then any disputed items shall be referred to a mutually-agreed third party (the cost for which shall be borne equally by Purchaser and Seller) for resolution within [***] of having the item referred to it, and the determination of such third party shall be final and binding upon all parties. In the event that adjustments to the Purchase Price Allocation are required on account of events occurring subsequent to the finalization of the initial Purchase Price Allocation, such adjustments shall be made in a manner consistent with the foregoing. Each of Purchaser and Seller agrees (i) to file all Internal Revenue Service Form 8594, and all federal, state, local and foreign income Tax Returns, in accordance with the Agreed Tax Treatment and the Purchase Price Allocation, as finally determined and adjusted in accordance with the foregoing and (ii) to provide the other party promptly with any other information necessary to complete Form 8594 or such other Tax Returns, provided that in no event will Seller be required to provide access to Purchaser to any Tax information, including Tax Returns, to the extent such Tax information relates to the Affiliated Group of which Seller is a member.

8.2 Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, the Parties agree that each Party will pay, when due, and be responsible for, one-half of any Transfer Taxes and related fees imposed on or payable in connection with the Transactions. Seller will prepare and timely file all necessary documentation and Tax Returns required to be filed with respect to such Transfer Taxes and promptly provide a copy of such Tax Return to Purchaser. If any Transfer Taxes are required to be collected, remitted or paid by Purchaser, Seller will pay the amount of such Transfer Taxes to Purchaser no later than five days prior to the date such Transfer Taxes are required to be paid to the applicable Tax Authority. Seller and Purchaser will, and will cause their respective Affiliates to, cooperate (i) to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes, and (ii) to maintain accurate records of Transfer Taxes owed and paid.

8.3 Cooperation; Allocation of Taxes.

(a) Purchaser and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Early Discovery Business, the Purchased Assets and the Assumed Liabilities (including reasonable access to Books and Records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Tax Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. The parties agree to provide timely notice to the other in writing of any pending or threatened Tax audits or assessments relating to the Early Discovery Business, the Purchased Assets and the Assumed Liabilities for taxable periods for which the other may have a Liability under this Agreement and furnish the other with copies of all correspondence received from any Taxing Authority in connection with any Tax audit or information request with respect to any such taxable period. Notwithstanding anything to the contrary in this Agreement, in no event Seller shall be required to provide access to Purchaser to any Tax information, including Tax Returns, to the extent such Tax information relates to the Affiliated Group of which Seller is a member.

(b) In the case of any Tax period that includes (but does not end on) the Closing Date (a “Straddle Period”), the portion of any ad valorem and similar Taxes with respect to the Purchased Assets (other than Transfer Taxes) attributable to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in such Straddle Period. If any Party (the “Paying Party”) pays or has paid a Tax for which the other Party (the “Non-Paying Party”) is responsible pursuant to this Agreement, the Paying Party shall be entitled to reimbursement from the Non-Paying Party. Notwithstanding the forgoing, items attributable to any action taken by Purchaser after the Closing that is not in the ordinary course of business will be paid by Purchaser and will not be attributable to a Pre-Closing Tax Period.

8.4 Tax Refunds. Any refunds, abatements or credits of Taxes (including any interest paid or credited with respect thereto) constituting an Excluded Asset will be for the account of Seller. Purchaser will promptly inform Seller of any refunds, abatements or credits, of which Purchaser has knowledge, to which Seller may be entitled hereunder and, if Seller so requests and at Seller’s expense, use reasonable efforts to obtain any such refunds, abatements or credits.

ARTICLE IX

INDEMNIFICATION

9.1 Indemnification by Seller. Subject to ARTICLE 8 (Tax Matters) and the limitations set forth in this ARTICLE 9 (Indemnification), from and after the Closing, Seller will indemnify, defend and hold harmless Purchaser and its officers, directors, agents, employees and Affiliates (collectively, the “Purchaser Indemnified Persons”) from and against any and all Damages (collectively, “Purchaser Damages”), arising out of, relating to or resulting from (a) any breach of or inaccuracy in a representation or warranty of Seller contained in this Agreement; (b) any breach of any covenant of Seller contained in this Agreement; (c) the waiver granted pursuant to Section 6.5 (Confidentiality) or (d) any Excluded Liability. For purposes of determining whether any breach of any representation or warranty made by Seller in this Agreement has occurred and the amount of Purchaser Damages resulting therefrom, arising in connection therewith or relating thereto, the terms “material,” “Material Adverse Effect” and other similar qualifications based upon materiality shall be disregarded and given no effect.

9.2 Indemnification by Purchaser. Subject to ARTICLE 8 (Tax Matters) and the limitations set forth in this ARTICLE 9 (Indemnification), from and after the Closing, Purchaser will indemnify, defend and hold harmless Seller and its respective officers, directors, agents, employees and Affiliates (collectively, the “Seller Indemnified Persons”) from and against any and all Damages (collectively, “Seller Damages”), arising out of, relating to or resulting from (a) any breach of or inaccuracy in a representation or warranty of Purchaser contained in this Agreement; (b) any breach of any covenant of Purchaser contained in this Agreement; (c) any Assumed Liability; or (d) any failure of Purchaser or its Affiliates to comply with any Legal Requirement. For purposes of determining whether any breach of any representation or warranty made by Purchaser in this Agreement has occurred and the amount of Seller Damages resulting therefrom, arising in connection therewith or relating thereto, the terms “material,” “Material Adverse Effect” and other similar qualifications based upon materiality shall be disregarded and given no effect.

9.3 Time for Claims. No claim may be made or suit instituted seeking indemnification pursuant to Sections 9.1(a) (Indemnification by Seller) or 9.2(a) (Indemnification by Purchaser) unless a written notice describing such claim in reasonable detail in light of the circumstances then known to the Indemnitee is provided to the Indemnitor prior to [***] after the Closing Date; provided, however, that (a) claims may be made with respect to the representations and warranties relating to Taxes set forth in Section 4.4 (Taxes) until [***] expiration of [***] relating to such Taxes, (b) claims may be made with respect to the representations and warranties set forth in Section 4.17 (Sufficiency of Assets) until the third anniversary of the Closing Date, and (c) claims may be made with respect to the representations and warranties of Seller in Sections 4.1 (Organization and Good Standing), 4.8 (Authority), 4.16(a) (Title of Assets; Libraries), 4.18 (Transactions with Affiliates) and 4.20 (Brokers) (collectively, the “Seller’s Fundamental Representations”) and Purchaser’s representations and warranties in Sections 5.1 (Organization and Good Standing), 5.3 (Authority), and 5.8 (Brokers) (collectively, the “Purchaser’s Fundamental Representations”) until the [***] of the Closing Date.

9.4 Procedures for Indemnification. Promptly after receipt by a party entitled to indemnification under Sections 9.1 (Indemnification by Seller) or 9.2 (Indemnification by Purchaser) or any other provision of this Agreement (the “Indemnitee”) of written notice of the assertion or the commencement of any Proceeding with respect to any matter referred to in Sections 9.1 (Indemnification by Seller) or 9.2 (Indemnification by Purchaser) or in any other applicable provision of this Agreement, the Indemnitee will give written notice describing such claim or Proceeding in reasonable detail in light of the circumstances then known to the Indemnitee to the party obligated to indemnify Indemnitee (the “Indemnitor”), and thereafter will keep the Indemnitor reasonably informed with respect thereto; provided, however, that failure of the Indemnitee to keep the Indemnitor reasonably informed as provided herein will not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor is prejudiced thereby. If any Proceeding will be commenced against any Indemnitee by a third party, the Indemnitor will be entitled to participate in such Proceeding and assume the defense thereof with counsel reasonably satisfactory to the Indemnitee, at the Indemnitor’s sole expense; provided, however, that the Indemnitor will be responsible for all resulting Damages; provided, further, however, that the Indemnitor will not have the right to assume the defense of any Proceeding if (i) the Indemnitee will have one or more legal or equitable defenses available to it which are different from or in addition to those available to the Indemnitor, and, in the reasonable opinion of the Indemnitee, counsel for the Indemnitor could not adequately represent the interests of the Indemnitee because such interests could be in conflict with those of the Indemnitor; (ii) such litigation is reasonably likely to have a material adverse effect on any other matter beyond the scope or limits of the indemnification obligation of the Indemnitor; (iii) the Indemnitor will not have assumed the defense of the litigation in a timely fashion (but in any event within [***] of notice of such Proceeding); or (iv) such Proceeding involves a Governmental Authority or any allegation of any criminal violation. If the Indemnitor will assume the defense of any Proceeding, the Indemnitee will be entitled to participate in any Proceeding at its expense, and the Indemnitor will not settle such Proceeding unless the settlement will include as an unconditional term thereof the giving by the claimant or the plaintiff of a full and unconditional release of the Indemnitee from all Liability with respect to the matters that are subject to such Proceeding, or otherwise will have been approved by the Indemnitee, such approval not to be unreasonably withheld or delayed.

9.5 Limitations on Indemnification.

(a) Notwithstanding anything herein to the contrary, Seller will not be obligated to indemnify any Purchaser Indemnified Person under Section 9.1(a) (Indemnification by Seller): (i) for any individual item where Purchaser Damages relating thereto is less than $[***] (“Seller’s Claim Threshold”), (ii) unless the aggregate of all Purchaser Damages exceeds $[***] (“Seller’s Indemnification Tipping Basket”), in which case the Purchaser Indemnified Persons will be entitled to recover all Purchaser Damages or (iii) to the extent that the aggregate of all Purchaser Damages exceeds $[***] (“Seller’s Indemnification Cap”); provided, however, that Seller’s Claim Threshold, Seller’s Indemnification Cap and Seller’s Indemnification Tipping Basket will not apply to nor count towards any Seller indemnification obligation (A) arising out of, relating to or resulting from Fraud by Seller or arising out of, relating to or resulting under Sections 9.1(b), (c) or (d) (Indemnification by Seller), (B) arising out of, relating to or resulting from a breach of or inaccuracy in any of the representations or warranties set forth in Section 4.17 (Sufficiency of Assets) or (C) arising out of, relating to or resulting from a breach of or inaccuracy in any of Seller’s Fundamental Representations. Notwithstanding anything herein to the contrary, Seller will not be obligated to indemnify any Purchaser Indemnified Person under this ARTICLE 9 (Indemnification) with respect to Purchaser Damages (x) in excess of the consideration actually paid to Seller pursuant to Sections 2.1(a) (Fixed Consideration) and 2.1(b) (Post-Closing Consideration) (net of any setoff against such payments taken pursuant to Section 6.12 (Connecticut Transfer Act)) (the “Proceeds Limitation”) other than Damages arising out of, relating to or resulting from (1) Fraud by Seller or (2) any Excluded Liability; provided, however, that if any recovery by Purchaser is limited in whole or in part by applicability of the Proceeds Limitation, such portion of the claim that was limited by such Proceeds Limitation may be recovered by set-off as against any future payments pursuant to Section 2.1 (Purchase Price and Assumption of Assumed Liabilities) and (y) to the extent that the aggregate of all Purchaser Damages, other than Damages arising out of, relating to or resulting from (1) Fraud by Seller or (2) any Excluded Liability, exceeds $[***]; provided, that, if Seller is obligated to indemnify any Purchaser Indemnified Person under this ARTICLE 9 (Indemnification) with respect to Purchaser Damages after the total amount of Purchaser Damages has exceeded the Proceeds Limitation, Seller may, at its election, forfeit and transfer Equity Consideration (to the extent owned by Seller and transferable free and clear of all Encumbrances) to Purchaser at a valuation equal to the Next Integral Equity Financing Price or the Integral Series A Price, as applicable, in lieu of such payment obligation.

(b) Notwithstanding anything herein to the contrary, Purchaser will not be obligated to indemnify any Seller Indemnified Person under Section 9.2(a) (Indemnification by Purchaser): (i) for any individual item where Seller Damages relating thereto is less than $[***] (“Purchaser’s Claim Threshold”), (ii) unless the aggregate of all Seller Damages exceeds $[***] (the “Purchaser’s Indemnification Tipping Basket”), in which case Seller Indemnified Persons will be entitled to recover all Seller Damages or (iii) to the extent that the aggregate of all Seller Damages exceeds $[***] (the “Purchaser’s Indemnification Cap”): provided, however, that Purchaser’s Claim Threshold, Purchaser’s Indemnification Cap and Purchaser’s Indemnification Tipping Basket will not apply to nor count towards any Purchaser indemnification obligation (A) arising out of, relating to or resulting from Fraud by Purchaser or arising out of, relating to or resulting under Sections 9.2(b) or (c) (Indemnification by Purchaser), or (B) arising out of, relating to or resulting from a breach of or inaccuracy in any of Purchaser’s Fundamental Representations.

(c) Each Party will, and will cause its respective Affiliates to, take all reasonable steps required by a Legal Requirement to mitigate any Damage upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Damage.

(d) LIMITATION OF LIABILITY. NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY PUNITIVE DAMAGES, EXCEPT TO THE EXTENT PAYABLE IN CONNECTION WITH A THIRD PARTY CLAIM.

9.6 Third Party Contributors. The amount of any and all Damages for which indemnification is provided pursuant to this ARTICLE 9 (Indemnification) will be net of any amounts actually received by the Indemnitee with respect to such Damages under (a) insurance policies or (b) pursuant to any rights to indemnification or reimbursement under any Assigned Contract (collectively, “Offsetting Amounts”), in each after giving effect to any deductible, retention or equivalent loss rated premium adjustment and any costs or expenses incurred in recovering such proceeds or recovery. Notwithstanding the foregoing, the Indemnitee will not be required recover under insurance policies for any Damages prior to seeking indemnification under this Agreement. The Indemnitee will use its commercially reasonable efforts to pursue recovery under any indemnification or reimbursement rights available under any Assigned Contracts to the extent applicable to any Damages recoverable under this Agreement, but shall not be required to seek such recoveries prior to seeking indemnification under this Agreement. In the event that an Indemnitee recovers any Offsetting Amounts with respect to any Damages for which such Indemnitee has been indemnified hereunder, than such Indemnitee shall promptly pay to the Indemnitor an amount equal the lesser of (i) such Offsetting Amount and (ii) the amount of the Damages for which the Indemnitee was indemnified.

9.6 Remedies Exclusive. With the exception of any claims of Fraud to the extent proven and upon which a judgment entered in the involved proceeding will be expressly based and the payment obligations contemplated by Section 6.12(a), Seller and Purchaser expressly agree that from and after the Closing the provisions of this ARTICLE 9 (Indemnification) will be the sole and exclusive remedy for all claims of breach or indemnification pursuant to this Agreement.

9.7 Tax Treatment of Indemnification. For all Tax purposes, Purchaser and Seller agree to treat any indemnity payment under this Agreement as an adjustment to the purchase price unless otherwise required by law.

9.8 Setoff. In addition to any rights of setoff or other similar rights that Purchaser or any of other Purchaser Indemnified Person may have pursuant to Section 6.12, 9.5(a), at common law or otherwise, Purchaser shall have the right to withhold and deduct any sum that the chief financial officer of Purchaser certifies to Seller in writing is in fact or is estimated by Purchaser to be owed to any Purchaser Indemnified Person under Section 9.1 (Indemnification by Seller) from any amounts payable pursuant to Section 2.1; provided that any amounts withheld pursuant to this Section 9.9 (Setoff) shall promptly be deposited by Purchaser into an escrow account with a bona fide third Person escrow agent mutually acceptable to Purchaser and Seller and Purchaser shall instruct such escrow agent to hold such amounts in escrow and release such amounts to the applicable party promptly following the final resolution of the underlying claim made Purchaser pursuant to Section 9.1 (Indemnification by Seller) in accordance with the terms of this ARTICLE 9 (Indemnification)

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1 [Omitted].

10.2 Expenses. Whether or not the Transactions are consummated, unless otherwise indicated expressly herein, each Party will pay its own costs and expenses in connection with this Agreement and the Transactions, including the fees and expenses of its advisers, accountants and legal counsel.

10.3 Interpretation. Except as otherwise explicitly specified to the contrary, (a) references to a Section, Article, Exhibit or Schedule means a Section or Article of, or Schedule or Exhibit to, this Agreement, unless another agreement is specified, (b) the word “including” (in its various forms) means “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement, (f) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if,” (g) the headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement, (h) the words “shall” and “will” will be interpreted to have the same meaning, (i) references to “$” means United States dollars and (j) the word “or” is not exclusive.

10.4 Entire Agreement. This Agreement, including the other documents, agreements, Exhibits and Schedules delivered pursuant hereto, constitutes the entire agreement between and among the Parties with regard to the subject matter hereof, and supersedes all prior agreements and understandings with regard to such subject matter. Except for the Confidentiality

Agreement, there are now no agreements, representations or warranties between or among the Parties other than those set forth in the Agreement or the documents and agreements contemplated in this Agreement. The Parties acknowledge and agree that notwithstanding any terms within to the contrary, the Confidentiality Agreement will not expire nor be terminated in accordance with its terms for any reason on or prior to the earlier of the Closing Date or the termination of this Agreement. Effective upon, and only upon, the Closing, both (i) the Exclusivity Agreement and (ii) any binding provisions of the Letter of Intent will terminate.

10.5 Amendment, Waivers and Consents. This Agreement will not be changed or modified, in whole or in part, except by supplemental agreement or amendment signed by the Parties. Any Party may waive compliance by any other Party with any of the covenants or conditions of this Agreement, but no waiver will be binding unless executed in writing by the Party making the waiver. No waiver of any provision of this Agreement will be deemed, or will constitute, a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. Any consent under this Agreement will be in writing and will be effective only to the extent specifically set forth in such writing.

10.6 Successors and Assigns. This Agreement will bind and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign any right or obligation hereunder without the prior written consent of the other Party, except that either Party may assign this Agreement to an Affiliate or any third party that acquires substantially all the assets of such Party or the business to which this Agreement relates. In addition, notwithstanding any provision to the contrary set forth in this Agreement, Seller may assign its rights to receive payment of Royalties under Section 2.2 (Royalties) to one or more Persons without consent of Purchaser (including as part of a royalty factoring transaction); provided, that such assignment shall not include the assignment of any rights or obligations under any sections of this Agreement other than Section 2.2 (Royalties), Section 2.3 (Late Payments), Section 2.4 (Financial Records and Audits), and Section 2.5 (Currency). Notwithstanding anything in this Section 10.6 (Successors and Assigns) to the contrary, no assignment will relieve the assigning Party of its obligations hereunder. Any purported assignment in violation of this Section 10.6 (Successors and Assigns) will be void.

10.7 Governing Law. The rights and obligations of the Parties will be governed by, and this Agreement will be interpreted, construed and enforced in accordance with, the laws of the State of Delaware, excluding its conflict of laws rules to the extent such rules would apply the law of another jurisdiction.

10.8 Jurisdiction; Waiver of Jury Trial.

(a) Any judicial proceeding brought against a Party or any dispute arising out of this Agreement or related hereto may be brought in the courts of the Commonwealth of Massachusetts, or in the United States District Court for the District of Massachusetts, and, by execution and delivery of this Agreement, each of the Parties to this Agreement accepts the exclusive jurisdiction of such courts and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The foregoing consents to jurisdiction will not constitute general consents to service of process in the Commonwealth of Massachusetts for any purpose except as provided above and will not be deemed to confer rights on any Person other than the Parties. Each of the Parties agree that service of any process, summons, notice or document by United States mail to such Party’s address for notice hereunder will be effective service of process for any action, suit or proceeding in Massachusetts with respect to any matters for which it has submitted to jurisdiction pursuant to this Section 10.8(a) (Jurisdiction; Waiver of Jury Trial).

(b) EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY ACTION, PROCEEDING OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

10.9 Rules of Construction. The Parties acknowledge that each Party has read and negotiated the language used in this Agreement. The Parties agree that, because all Parties participated in negotiating and drafting this Agreement, no rule of construction will apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party’s role in drafting this Agreement. Except to the extent a shorter time period is expressly set forth herein for a particular cause of action (including a shorter survival period set forth in this Section 9.3), actions hereunder may be brought at any time prior to the expiration of the longest time period permitted by Section 8106(c) of Title 10 of the Delaware Code.

10.10 Severability. If any provision of this Agreement, as applied to either Party or to any circumstance, is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

10.11 Exhibits and Schedules. All Exhibits and Schedules attached hereto will be deemed to be a part of this Agreement and are fully incorporated in this Agreement by this reference. Disclosure in any Schedule will qualify (a) the corresponding Section of the Agreement to which such Schedule refers and (b) any other Sections of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such disclosure also qualifies or applies to such other Sections.

10.12 Notices. Any notice required or permitted to be given hereunder will be sufficient if in writing and (a) delivered in person or by express delivery or courier service, (b) sent by email of a PDF document (with written confirmation of receipt) or (c) deposited in the mail registered or certified first class, postage prepaid and return receipt requested. Each notice will be deemed given when so delivered personally, or sent by email transmission, or, if sent by express delivery or courier service one Business Day after being sent, or if mailed, five Business Days after the date of deposit in the mail. A notice of change of address or email will be effective only when done in accordance with this Section 10.12 (Notices).

To Purchaser                 Integral Health, Inc.

or Integral Parent at:     399 Boylston St., Suite 505,

                Boston, MA 02116

                       Attention: [***]

                       Email:         [***] &

                                           [***]

With copies to:                 Sidley Austin LLP

                    One South Dearborn

                    Chicago, Illinois 60603

                    Attention: Pran Jha & Matthew Stoker

                    Email:          pjha@sidley.com & mstoker@sidley.com

To Seller at:                       Forma Therapeutics, Inc.

                    500 Arsenal Street, Suite 100

                    Watertown, MA 02472

                    Attention: [***]

                    Email:        [***]

With copies to:                 Ropes & Gray LLP

                    Prudential Tower

                    800 Boylston Street

                    Boston, MA 02199-3600

                    Attention: David M. McIntosh

                    Email: David.McIntosh@ropesgray.com

10.13 Rights of Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the Liability of any third person to any Party, nor will any provision give any third person any right of subrogation or action over or against any Party.

10.14 Public Announcements. Except as may be required by applicable Legal Requirements or stock exchange rules, no Party to this Agreement or any Affiliate or Representative of such Party will make any public announcements or otherwise communicate with any news media in respect of this Agreement or the Transactions without prior consent of the other Party, such consent not to be unreasonably withheld, and prior to any announcement or communication the Parties will cooperate as to the timing and contents of any such announcement or communication; provided, that Purchaser and Integral Parent may engage in communications with third Persons in connection with normal fund raising, financing and investor communication activities.

10.15 Specific Performance. The Parties hereby expressly recognize and acknowledge that immediate, extensive and irreparable damage would result, no adequate remedy at law would exist and damages would be difficult to determine in the event that any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached. It is hereby agreed that the Parties will be entitled to specific performance of the terms hereof and immediate injunctive relief and other equitable relief, without the necessity of proving the inadequacy of money damages as a remedy, and the Parties further hereby agree to waive any requirement for the securing or posting of a bond in connection with the obtaining of such injunctive or other equitable relief. Such remedies, and any and all other remedies provided for in this Agreement, will, however, be cumulative in nature and not exclusive and will be in addition to any other remedies whatsoever which any Party may otherwise have. Each of the Parties hereby acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each of the Parties further acknowledges and agrees that injunctive relief or specific performance will not cause an undue hardship to such Party.

10.16 Counterparts. This Agreement may be signed in any number of counterparts, including facsimile copies thereof or electronic scan copies thereof delivered by electronic mail, each of which will be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

10.17 Integral Parent Guaranty.

(a) Subject to Section 10.17(b), Integral Parent hereby irrevocably, absolutely and unconditionally guarantees to the Seller (the “Integral Parent Guaranty”) the prompt and punctual payment and performance of all amounts that become due and payable by Purchaser hereunder under Sections 2.1(a) (Fixed Consideration), 2.1(b) (Post-Closing Consideration), and 2.2 (Royalties) when and as the same shall become due and payable, and the obligations of Purchaser set forth in ARTICLE 6 (Covenants), in each case in accordance with the terms hereof (collectively, the “Integral Parent Guaranteed Obligations”). The parties to this Agreement acknowledge and agree that, with respect to all Integral Parent Guaranteed Obligations, the Integral Parent Guaranty constitutes a guaranty of payment and not merely of collection, that the Integral Parent Guaranty does not constitute a guarantee of performance of any obligations of Purchaser hereunder (other than performance of the covenants of Purchaser set forth in ARTICLE 6 (Covenants) and payment of the Integral Parent Guaranteed Obligations). For the avoidance of doubt, Integral Parent shall have the right to assert any and all defenses to which Purchaser would be entitled pursuant to this Agreement, including with respect to any limitations on liability and survival provisions set forth in ARTICLE 9.

(b) The Integral Parent Guaranty shall remain in full force and effect until the expiration of the Royalty Term.

(c) Integral Parent reserves the right to recover any amounts paid to the Seller in connection with the Integral Parent Guaranteed Obligations from the Purchaser and Purchaser agrees to fully reimburse Integral Parent for any such amounts.

[Signatures Follow On a Separate Page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by their respective officers thereunto duly authorized all as of the date first written above.

“Purchaser”

INTEGRAL HEALTH, INC.

By:	/s/ David Berry

Name:	David Berry
Title:	Chief Executive Officer

INTEGRAL HOLDINGS, LLC

By:	/s/ David Berry

Name:	David Berry
Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

“Seller”

FORMA THERAPEUTICS, INC.

By:	/s/ Frank Lee

Name:	Frank Lee
Title:	CEO

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

CERTAIN DEFINITIONS

1. “Affiliate” of any Person means any Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, however, that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract, or otherwise.

2. “Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code filing a consolidated U.S. federal income Tax Return or any similar affiliated, consolidated, combined or unitary group for state, local, or foreign Tax purposes.

3. “Affiliated Person” means (a) any holder of capital stock of Seller, (b) any director or officer of Seller or (c) any member of the immediate family of any of such Persons described in the preceding clauses (a) or (b) and any Person that is an Affiliate of any such immediate family member.

4. “Agreement” has the meaning specified in the Preamble.

5. “Assigned Contracts” has the meaning specified in Section 1.1(b) (Contracts).

6. “Assigned Intellectual Property” means (i) all Intellectual Property identified on Schedule A-6 (Assigned Intellectual Property), including Assigned Know-How, Assigned Notebooks and Business Software, and with respect to all Assigned Patents all Patents claiming priority from or sharing common priority with any such Assigned Patents, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications, any and all Patents that have issued or in the future issue from the foregoing Patents, and any and all current and future patent filings claiming priority to or benefit of (including the right to claim international or national priority to) any of the foregoing Patents, including substitutions, renewals, registrations, confirmations, extensions, or restorations, including revalidations, reissues, and re-examinations (including any supplementary protection certificates and the like) of the foregoing Patents, and worldwide counterparts of any of the foregoing, together; (ii) all income, royalties, Damages, claims and payments now or hereafter due or payable under and with respect to each of the foregoing, including, without limitation, Damages, claims and payments for past and future infringements thereof; and (iii) all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing.

7. “Assigned Know-How” means all Know-How identified on Schedule A-6 (Assigned Intellectual Property).

8. “Assigned Notebooks” means all notebooks (in written or electronic form) to the extent containing information and data referenced therein identified on Schedule A-6 (Assigned Intellectual Property).

9. “Assigned Patents” means all Patents identified on Schedule A-6 (Assigned Intellectual Property).

10. “Assignment Consent” has the meaning specified in Section 4.10(f).

11. “Assumed Liabilities” has the meaning specified in Section 1.3 (Assumed Liabilities).

12. “Assumed Tax Liabilities” has the meaning specified in Section 1.3(e) (Assumed Liabilities).

13. “Books and Records” has the meaning specified in Section 1.1(e) (Books and Records).

14. “Branford Property” has the meaning specified in Section 6.12 (Connecticut Transfer Act).

15. “Budget” has the meaning specified in Section 4.2(a) (Financial Information”).

16. “Business Day” means any day other than (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions are closed in New York, New York.

17. “Business Data” means all data included in the Purchased Assets.

18. “Business Software” means the proprietary Software customizations specified in Schedule A-18.

19. “Certifying Party” has the meaning specified in Section 6.12 (Connecticut Transfer Act).

20. “Closing” has the meaning specified in Section 3.1 (Closing; Time and Place).

21. “Closing Date” has the meaning specified in Section 3.1 (Closing; Time and Place).

22. “Closing Purchase Price” has the meaning specified in Section 2.1(a) (Fixed Consideration).

23. “COBRA” shall mean the continuation health care coverage requirements of Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA and similar local law.

24. “Code” means the United States Internal Revenue Code of 1986, as amended.

25. “Comingled Contract” means any Contract to which Seller or its Affiliates are bound that relates, on the one hand, to the Early Discovery Business, the Purchased Assets or the Assumed Liabilities and, other the other hand, to any Excluded Assets, Excluded Liabilities or any business of Seller or its Affiliates that is not the Early Discovery Business.

26. “Confidential Information” means all Trade Secrets and other confidential or proprietary information of a Person, including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, financial projections, cost summaries, pricing formulae, contract analyses, financial information, projections, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such Person by its employees, officers, directors, agents, representatives, or consultants, other than information that is (a) already in the possession of the receiving party (excluding, with respect to Seller, any Trade Secrets or information included in the Purchased Assets), (b) generally available to or known by the public (other than as a result of its disclosure by the receiving party in violation of this Agreement), (c) available to the receiving party on a non-confidential basis from a source other than the disclosing party, or (d) independently acquired or developed by the receiving party without violating any of its obligations under this Agreement or without use of or reference to any such Trade Secrets or information. For the avoidance of doubt, Assigned Know-How is the Confidential Information of Purchaser and Seller will be the receiving party with respect thereto, the Know-How in the Excluded Assets, including the Licensed Shared Know-How, is the Confidential Information of Seller and Purchaser will be the receiving party with respect thereto, and the terns if this Agreement will be the Confidential Information of each Party and each Party will be considered the receiving Party with respect thereto.

27. “Confidentiality Agreement” means that certain Confidentiality and Non-Disclosure Agreement between Purchaser and Seller, dated February 20, 2020.

28. “Connecticut Expense Information” has the meaning specified in Section 4.2(a) (Financial Information”).

29. “Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Approval).

30. “Consolidated Return” means any consolidated, combined, or unitary Tax Return filed with respect to a group that includes, through the Closing Date, Seller (or any other Affiliate of Seller).

31. “Contract” means any written agreement, contract, obligation, promise, understanding, arrangement, commitment or undertaking of any nature.

32. “Copyrights” means all copyrightable works and all copyright registrations and applications, whether published or unpublished.

33. “Cover” or “Covered” or “Covering” means, with respect to a particular subject matter at issue and a relevant Patent in a country, that the manufacture, use, sale, offer for sale, or importation of the subject matter would, but for ownership or license of such Patent, be infringed by a claim in such Patent in such country.

34. CT DEEP” has the meaning specified in Section 6.12 (Connecticut Transfer Act).

35. “Current Employee” has the meaning specified in Section 7.1(d) (Transferred Employees).

36. “Damages” means and include any liability, loss, damage, injury, settlement, judgment, award, fine, penalty, Tax, cost, fee or expense of any nature (including documented and reasonable fees and expenses of counsel, consultants, experts and other documented and reasonable professional fees).

37. “[***]” means a [***].

38. “Early Discovery Business” means [***]:

a. [***];

b. [***];

c. [***];

d. [***];

e. [***];

f. [***];

g. [***]; and

h. [***].

39. “Eligible Financing Transaction” means any bona fide third party debt or equity financing occurring after the Closing Date in which amounts are actually paid to any Qualified Financing Party.

40. “Employee Acknowledgement Agreements” has the meaning specified in Section 3.2(e) (Employee Acknowledgment Agreements).

41. “Employee Benefit Plan” means each plan, arrangement, program or policy, whether funded or unfunded, including each (a) employee pension benefit plan within the meaning of Section 3(2) of ERISA, (b) employee welfare benefit plan within the meaning of Section 3(1) of ERISA, and (c) bonus or other incentive, remuneration, severance, fringe-benefit, retention, change-of-control, profit-sharing, equity-based or deferred compensation arrangement, but, in all events, excluding any plan, arrangement, program, policy or agreement that is mandatory under applicable Legal Requirements.

42. “Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest or other similar encumbrance.

43. “Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust or company (including any limited liability company or joint stock company) or other similar entity.

44. “Environmental Claim” means any claim, action, investigation or notice against or involving the Early Discovery Business or the Purchased Assets by any Governmental Authority alleging Liability under or a violation of any Environmental Law.

45. “Environmental Laws” means all statutes, laws and regulations of any Governmental Authority relating to pollution or protection or preservation of human health or safety (in relation to exposure to Hazardous Substances) or the environment, including statutes, laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport or handling of Hazardous Substances.

46. “Equity Consideration” has the meaning set forth in Section 2.1(c) (Equity Consideration).

47. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

48. “ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is or has been under common control or would be considered a single employer with such Person pursuant to Section 414(b), (c), (m) or (o) of the Code and the rules and regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the rules and regulations promulgated thereunder.

49. “Excluded Assets” has the meaning specified in Section 1.2(a) (Excluded Assets).

50. “Excluded Contracts” has the meaning specified in Section 1.2 (Excluded Assets).

51. “Excluded Intellectual Property” means all Intellectual Property identified on Schedule A-50 (Excluded Intellectual Property) and all unpublished patent applications owned by Seller other than those included in the Assigned Patents, and, with respect to all Excluded Patents, (a) all Patents claiming priority from or sharing common priority with any such Excluded Patents, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications, (b) any and all Patents that have issued or in the future issue from the foregoing Patents, and (c) any and all current and future patent filings claiming priority to or benefit of (including the right to claim international or national priority to) any of the foregoing Patents, including substitutions, renewals, registrations, confirmations, extensions, or restorations, including revalidations, reissues, and re-examinations (including any supplementary protection certificates and the like) of the foregoing Patents, and (d) worldwide counterparts of any of the foregoing.

52. “Excluded Liability” has the meaning specified in Section 1.4 (Excluded Liabilities).

53. “Excluded Patents” means all Patents included in the Excluded Intellectual Property.

54. “Exclusivity Agreement” means that certain exclusivity agreement between Purchaser and Forma Therapeutics, Inc., dated January 11, 2020.

55. “Financial Information” has the meaning specified in Section 4.2 (Financial Information).

56. “Fixed Consideration” has the meaning specified in Section 2.1(a) (Fixed Consideration).

57. “Fraud” means common law fraud, as defined pursuant to the Legal Requirements of the State of Delaware.

58. “GAAP” means United States generally accepted accounting principles in effect from time to time.

59. “[***]” has the meaning set forth in Section 6.1 (Cooperation).

60. “[***] Agreement” means that certain Collaboration and Option Agreement between [***] and Seller, dated as of May 20, 2011.

61. “[***] IP Resolution Agreement” has the meaning set forth in Section 6.1 (Cooperation).

62. “General Assignment and Bill of Sale” has the meaning specified in Section 3.2(a) (General Assignment and Bill of Sale).

63. “Governmental Approval” means any: (a) permit, license, certificate, concession, approval, consent, ratification, permission, clearance, confirmation, exemption, waiver, franchise, certification, designation, rating, registration, variance, qualification, accreditation or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Authority.

64. “Governmental Authority” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi- governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multinational organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, arbitral, regulatory, police, military or taxing authority or power.

65. “Governmental Permits” has the meaning specified in Section 4.14(b) (Compliance with Laws and Regulatory Matters).

66. “Hazardous Substances” means any hazardous (to human health or to the environment due to its radioactivity, ignitability, corrosiveness, reactivity, explosivity, toxicity, carcinogenicity, mutagenicity, phytotoxicity, infectiousness or other harmful or potentially harmful properties or effects) material, substance, pollutant, contaminant, waste, chemical substance, living organism or mixture, pesticide, petroleum, petroleum product or byproduct, asbestos or asbestos-containing material, polychlorinated biphenyls, or other substance or materials for which Liability is imposed or standards of conduct established pursuant to any Environmental Laws, including all substances defined or regulated as “Hazardous,” “Toxic,” or a “Pollutant” pursuant to any Environmental Law.

67. “[***]” means [***].

68. “[***] Agreement” means that certain Master Collaborative Research License Agreement, dated as of April 3, 2018, by and between Seller and [***].

69. “[***]” means [***].

70. “Indemnitee” has the meaning specified in Section 9.4 (Procedures for Indemnification).

71. “Indemnitor” has the meaning specified in Section 9.4 (Procedures for Indemnification).

72. “Insurance Policies” has the meaning specified in Section 4.12 (Insurance).

73. “Integral Financial Information” has the meaning specified in Section 5.2 (Financial Information).

74. “Integral Parent” has the meaning specified in Section 2.1(c) (Equity Consideration).

75. “Integral Series A Price” means $[***].

76. “Integral Series A Units” means Integral Parent’s Series A Preferred Units.

77. “Intellectual Property” means Patents, Copyrights, Trademarks and Know-How.

78. “Inventory Statement” has the meaning specified in Section 4.2(a) (Financial Information”).

79. “Know-How” means any proprietary invention, discovery, development, data, information, process, method, technique, Trade Secret or other know-how, whether or not patentable.

80. “Legal Requirement” means any law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

81. “LEP” has the meaning specified in Section 6.12 (Connecticut Transfer Act).

82. “Letter of Intent” means that certain letter agreement between Purchaser and Forma Therapeutics, Inc., dated January 10, 2020.

83. “Liability” means any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

84. “Licensed Shared Know-How” means all Know-How, including Seller’s Know-How relating to hit to lead identification and early stage medicinal chemistry; protein expression, purification and characterization; library compound design and compound library building for specific targets; secondary and orthogonal assay development; early ADME (absorption, distribution, metabolism, and excretion); biology mechanism of action and target validation; and medicinal chemistry and lead optimization, that is an Excluded Asset that is used in the Early Discovery Business as of the Closing Date, other than Know-How to the extent related to the Retained Programs.

85. “Material Adverse Effect” means, with respect to the Early Discovery Business, taken as a whole, any event, change or effect that, when taken individually or together with all other adverse events, changes and effects, (a) is or would reasonably be expected to be materially adverse to the financial condition, assets, business or operations of the Early Discovery Business, taken as a whole or (b) would prevent or materially delay consummation of the Transactions; provided, however, that, with respect to clause (a) above, any events, changes or effects will not be deemed to constitute a Material Adverse Effect to the extent resulting from (i) general changes or conditions in general economic, political or market conditions or in the industries (or therapeutic areas) in which the Early Discovery Business operates; (ii) any failure by Seller or the Early Discovery Business to meet internal projections or forecasts for any period (provided that the underlying causes of such failure may be taken into account in determining whether there has been a Material Adverse Effect); (iii) acts of war or terrorism (or the escalation of the foregoing) or natural disasters or other similar force majeure events; (iv) changes in any Legal Requirements applicable to the Early Discovery Business or applicable accounting regulations or principles or the interpretation thereof; (v) compliance by Seller or any of its Affiliates with an express written request by Purchaser that Seller or any of its Affiliates take an action (or refrain from taking an action) to the extent such action or inaction is in compliance with such request; (vi) any action taken by Seller or any of its Affiliates as required by this Agreement; provided, that, with respect clauses (i), (iii) or (iv) only to the extent that such event, change or effect does not have a materially disproportionate effect on the Early Discovery Business, taken as a whole, compared with other companies or businesses operating in such industries (or therapeutic areas).

86. “Material Contracts” has the meaning specified in Section 4.11(a) (Material Contracts).

87. “Net Sales” means, with respect to the sale of a unit of Royalty-Bearing Product, the gross amount invoiced for sales of such Royalty-Bearing Product in the Territory, in arm’s length sales by Purchaser or its Affiliates, Sublicensees to Third Parties, less amounts actually incurred, allowed, paid, accrued, or specifically allocated to the gross amount invoiced for the sale of such unit of Royalty-Bearing Product by Purchaser or any of its Affiliates or Sublicensees using GAAP applied on a consistent basis:

(a) normal and customary trade, cash, and quantity discounts actually given, coupons actually taken, credits, price adjustments, or allowances for damaged products actually given, returns, or rejections of products;

(b) adjustments, allowances, credits, fees, reimbursements, chargeback payments, and rebates (or the equivalent thereof) actually given for the Royalty-Bearing Product granted to group purchasing organizations or other buying groups, managed health care organizations, pharmacy benefit management companies, health maintenance organizations or any other providers of health insurance coverage, health care institutions (including hospitals) or other health care organizations, Third Party health care administrators or patient assistance or other similar programs, or to federal, state/provincial, local, and other governments, including their agencies, or to wholesalers, distributors, or other trade customers;

(c) reasonable and customary freight, shipping insurance, and other transportation expenses, each directly related to the sale of the Royalty-Bearing Product (if actually borne by Purchaser, its Affiliates or Sublicensees without reimbursement from any Third Party);

(d) sales or excise taxes, tariffs, and duties (including VAT, GST, and U.S. sales taxes and their equivalents), and all other taxes, and government, state, statutory, regulatory, and municipal charges related to the sale of the Royalty-Bearing Product to customers in the Territory, in each case to the extent that each such item is actually borne by Purchaser, its Affiliates, Sublicensees, or distributors without reimbursement from any Third Party or credits or rebates from a governmental authority (but excluding taxes properly assessed or assessable against the income derived by Purchaser or its Affiliates, Sublicensees, or distributors from such sale);

(e) actual bad debt expense; and

(f) any item substantially similar in character or substance to any of the foregoing which is permitted by GAAP prevailing at the time and customary in the pharmaceutical industry at the time, consistent applied to the products of the selling Party.

The transfer of Royalty-Bearing Product by Purchaser or one of its Affiliates or Sublicensees to another Affiliate or Sublicensee shall not be considered a Net Sale, unless any such Sublicensee is the end user of the Royalty-Bearing Product. In the case of any sale for value, such as barter or counter-trade, of a Royalty-Bearing Product, or part thereof, other than in an arm’s length transaction exclusively for cash, the Net Sales amount shall be deemed to be the Net Sales at which substantially similar quantities of such Royalty-Bearing Product are sold for cash in an arm’s length transaction in the relevant country.

For the avoidance of doubt, disposal of Royalty-Bearing Product for or use of Royalty-Bearing Product in clinical trials or under compassionate use, patient assistance, named patient or test marketing programs or non-registrational studies, or other similar programs or studies or testing, shall not result in any Net Sales. Nor shall any Royalty-Bearing Product donated by a Party, its Affiliates, or Sublicensees to non-profit institutions or government agencies for a non-commercial purpose result in any Net Sales. Similarly, any free Royalty-Bearing Product, which is supplied to a Third Party in conjunction with the offer for sale, or sale of any Royalty-Bearing Product (such free Royalty-Bearing Product being in an amount customary in the industry), will not result in any Net Sales of such free Royalty-Bearing Product. Similarly, sales made to a distributor in preparation for the launch of a Royalty-Bearing Product shall not be Net Sales until such time as Purchaser or its Affiliate recognizes the revenue for such transfers pursuant to GAAP. The use of a Royalty-Bearing Product by a Party, its Affiliates, or Sublicensees for development purposes shall similarly not result in any Net Sales. Net Sales shall be determined from the books and records of Purchaser and its Affiliates maintained in accordance with GAAP, consistently applied.

If a Royalty-Bearing Product is sold as part of a product containing both a Subject Compound and one or more other active ingredients that are not Subject Compounds, the Net Sales from any such combination product with respect to the applicable Royalty-Bearing Product, for purposes of determining royalty payments, will be determined by multiplying the Net Sales of the combination product, during the applicable Royalty Report reporting period, by the fraction A/(A+B), where A is the average per unit sale price of the applicable Royalty-Bearing Product when sold separately as a standalone product in finished form in the country in which the combination product is sold and B is the average aggregate per unit sale price of the other active ingredients contained in the combination product when sold separately as standalone products in finished form in the country in which the combination product is sold, in each case during the applicable Royalty Report reporting period or, if sales of stand-alone Royalty-Bearing Product did not occur in such period, then in the most recent Royalty Report reporting period in which arms- length fair market sales of such Royalty-Bearing Product occurred. If such average sale price cannot be determined for the stand-alone Royalty-Bearing Products or the other products, Net Sales for the purposes of determining royalty payments shall be mutually agreed upon by the Parties based on the relative value contributed by each component.

88. “Next Integral Equity Financing” means the first sale or issuance by Integral Parent on or after the Closing Date, in a single transaction or series of related transactions, of its convertible preferred units or other senior equity securities to one or more investors for cash in a bona fide equity financing of Integral Parent, other than a follow-on investment relating to the issuance of the Integral Series A Units.

89. “Next Integral Equity Financing Price” means the lowest price per unit for which Next Integral Equity Financing Securities are sold or issued by Integral Parent in the Next Integral Equity Financing.

90. “Next Integral Equity Financing Securities” means the type, class and series of convertible preferred stock or other senior equity security sold or issued by Integral Parent in the Next Integral Equity Financing.

91. “Non-Assignable Asset” has the meaning specified in Section 4.10(f).

92. “Non-Paying Party” has the meaning specified in Section 8.3(b) (Cooperation; Allocation of Taxes).

93. “Offsetting Amounts” has the meaning specified in Section 9.6 (Third Party Contributors).

94. “Open Source Software” shall mean any Software, including programs, libraries, drivers, header files, APIs and scripts, that is, contains, or is derived in any manner (in whole or in part) from any software that is distributed as “free software” (as defined by the Free Software Foundation), “open source software” (i.e., software distributed under any license approved by the Open Source Initiative as set forth in www.opensource.org), or similar licensing or distribution terms, including the server side public license.

95. “Order” means any: (a) temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, stipulation, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel; or (b) Contract with any Governmental Authority that is or has been entered into in connection with any Proceeding.

96. “Parties” has the meaning specified in the preamble. “Party” means either of the Parties, individually.

97. “Patents” means all patent filings including any and all granted, pending, expired, or abandoned United States and foreign patents and utility models and applications therefor and all reissues, divisionals, re-examinations, revisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof.

98. “Paying Party” has the meaning specified in Section 8.3(b) (Cooperation; Allocation of Taxes).

99. “Permitted Encumbrance” means (a) statutory Encumbrances for Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings; (b) mechanics’, materialmen’s, architects’, warehousemen’s, landlords’ and other like statutory Encumbrances arising or incurred in the ordinary course of business, either securing payments not yet due or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been set aside; (c) licenses and other grants in Intellectual Property Rights made in the ordinary course of business; (d) zoning, building codes and other land use laws that do not adversely affect title to, detract from the value of, or impair the existing use of, the property affected by such Encumbrance; and (e) those Encumbrances set forth on Schedule A-96.

100. “Person” means any individual, Entity or Governmental Authority.

101. “Personal Data” has the meaning attributed to it in applicable Privacy and Security Laws.

102. “Post-Closing Consideration” has the meaning set forth in Section 2.1(b) (Post-Closing Consideration).

103. “Post-Closing Tax Period” mean any Tax period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

104. “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date or, in the case of any Straddle Period, the portion of such period ending at the close of the Closing Date.

105. “Pre-Payment Amount” means the aggregate amount set forth on Schedule A-102 (Pre-Payment Amount) of the Seller Disclosure Schedule.

106. “Privacy and Security Laws” means all applicable Legal Requirements, rules, regulations, and policies of any federal, state, and local Governmental Authority relating to privacy, data security, data protection, or the collection, storage, disclosure, disposal or other processing of Personal Data, including but not limited to: the Federal Trade Commission Act, 15 U.S.C. § 45; the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations and Subtitle D of the Health Information Technology for Economic and Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, 42 U.S.C. §§17921- 17954, and its implementing regulations; the CAN-SPAM Act of 2003, 15 U.S.C. §§ 7701 et seq.; the Telephone Consumer Protection Act, 47 U.S.C. § 227; California Online Privacy Protection Act, Cal. Bus. & Prof. Code § 22575, et seq.; amendments to and regulations promulgated by federal and state agencies in implementation of these laws and requirements; laws governing notification to consumers, employees or other individuals and regulatory authorities following data breaches, including without limitation Cal. Civ. Code § 1798.82, N.Y. Gen. Bus. Law § 899-aa, and Mass. Gen. Law 93H; federal, state, and local laws governing data security, including without limitation Massachusetts Gen. Law Ch. 93H, 201 C.M.R. 17.00, and Nev. Rev. Stat. 603A; the California Shine the Light Law, Cal Civ. Code § 1798.83; laws governing the privacy of biometric and genetic information, and the European Union’s Directive on Privacy and Electronic Communications (2002/58/EC), General Data Protection Regulation (2016/679), and all implementing laws, regulations and requirements.

107. “Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Authority.

108. “Proceeds Limitation” has the meaning specified in Section 9.5(a) (Limitations on Indemnification).

109. “Property Transfer Forms” has the meaning specified in Section 6.12 (Connecticut Transfer Act).

110. “Prospective Employee” has the meaning specified in Section 4.5(a) (Prospective Employees).

111. “Protected Health Information” has the meaning set forth in 45 C.F.R. § 160.103.

112. “Purchase Price Allocation” has the meaning specified in Section 8.1 (Purchase Price Allocation).

113. “Purchased Assets” has the meaning specified in Section 1.1 (Purchased Assets).

114. “Purchaser” has the meaning specified in the Preamble.

115. “Purchaser Damages” has the meaning specified in Section 9.1 (Indemnification by Seller).

116. “Purchaser Dispute Notice” has the meaning specified in Section 6.12(a) (Connecticut Transfer Act).

117. “Purchaser Indemnified Persons” has the meaning specified in Section 9.1 (Indemnification by Seller).

118. “Purchaser Material Adverse Effect” means any event, change or effect that, when taken individually or together with all other such events, changes or effects, would reasonably be expected to have, individually or in the aggregate, (a) a material adverse effect on the ability of Purchaser to consummate the Transactions contemplated hereby or (b) cause a material delay in the ability of Purchaser to consummate the Transactions contemplated hereby.

119. “Purchaser Remediation Value” has the meaning specified in Section 6.12(a) (Connecticut Transfer Act).

120. “Purchaser Valuation Expert” has the meaning specified in Section 6.12(a) (Connecticut Transfer Act).

121. “Purchaser’s Claim Threshold” has the meaning specified in Section 9.5(b) (Limitations on Indemnification).

122. “Purchaser’s Fundamental Representations” has the meaning specified in Section 9.3 (Time for Claims).

123. “Purchaser’s Indemnification Cap” has the meaning specified in Section 9.5(b) (Limitations on Indemnification).

124. “Purchaser’s Indemnification Tipping Basket” has the meaning specified in Section 9.5(b) (Limitations on Indemnification).

125. “Qualified Integral Financing” means the consummation of, and actual funding pursuant to, any Eligible Financing Transaction in which the amounts actually paid to any Qualified Financing Parties, when combined with all amounts previously paid to any Qualified Financing Parties in connection with any prior Eligible Financing Transactions, is equal to or greater than $[***].

126. “Qualified Financing Parties” means any of Integral Parent, Purchaser and/or any direct or indirect Subsidiary of Integral Parent that controls Purchaser and any direct or indirect subsidiary of Purchaser that Purchaser controls. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

127. “Remedial Actions” has the meaning specified in Section 6.12 (Connecticut Transfer Act).

128. “Representatives” means Affiliates of Person and each of that Person’s and that Person’s Affiliates’ directors, officers, employees, agents or advisors.

129. “Residual Knowledge” means knowledge, techniques, experience and Know-How (excluding materials) that (a) are, or are based on, any Confidential Information of a Party and (b) are retained in the unaided memory of any authorized representative of the other Party after having authorized access to such Confidential Information in accordance with this Agreement or the Transition Services Agreement. An individual’s memory will be considered to be unaided if the individual has not memorized the Confidential Information for the purpose of retaining and subsequently using or disclosing it and has not accessed any tangible recordation of such Confidential Information for use outside the activities permitted by this Agreement or as required under the Transition Services Agreement.

130. “Restricted Business” has the meaning specified in Section 6.8 (Non-Competition).

131. “Retained Programs” means all programs of Seller or its Affiliates that are not included in the Transferred Programs.

132. “Rights” has the meaning specified in Section 1.6(a) (Comingled Contracts).

133. “Royalties” has the meaning specified in Section 2.2(a) (Royalty).

134. “Royalty Assignment” has the meaning set forth in Section 2.2(e) (Assignment of Subject Compounds).

135. “Royalty-Bearing Product” means any pharmaceutical product in any dosage form or formulation that contains, as an active ingredient, any Subject Compound, regardless of whether any such compound is an inhibitor, activator, degrader or modifier, and whether or not the compound is Covered by a Valid Claim of any Assigned Patent.

136. “Royalty Patent” means an Assigned Patent that (a) has one or more composition of matter claims and (b) has issued as of the Closing Date or any date thereafter.

137. “Royalty Term” has the meaning specified in Section 2.2(b) (Royalty Term)

138. “SEC” means the United State Securities and Exchange Commission.

139. “Securities Act” has the meaning specified in Section 4.19(b) (Equity Consideration; Private Placement; Accredited Investor).

140. “Seller” has the meaning specified in the Preamble.

141. “Seller Damages” has the meaning specified in Section 9.2 (Indemnification by Purchaser).

142. “Seller Disclosure Schedule” has the meaning specified in ARTICLE 4 (Representations and Warranties of Sellers).

143. “Seller Indemnified Persons” has the meaning specified in Section 9.2 (Indemnification by Purchaser).

144. “Seller Plans” has the meaning specified in Section 4.6(a) (Benefit Plans).

145. “Seller Service Provider” means any current or former employee, independent contractor, consultant, service provider, agent, advisor, founder, manager, officer or director of any of Seller or any of its Affiliates.

146. “Seller’s Claim Threshold” has the meaning specified in Section 9.5(a) (Limitations on Indemnification).

147. “Seller’s Fundamental Representations” has the meaning specified in Section 9.3 (Time for Claims).

148. “Seller’s Indemnification Cap” has the meaning specified in Section 9.5(a) (Limitations on Indemnification).

149. “Seller’s Indemnification Tipping Basket” has the meaning specified in Section 9.5(a) (Limitations on Indemnification).

150. “Seller’s Knowledge” means the actual knowledge of [***] (for the avoidance of doubt, none of the foregoing individuals shall have any personal liability regarding such knowledge).

151. “Seller Remediation Value” has the meaning specified in Section 6.12(a) (Connecticut Transfer Act).

152. “Seller Transferred Employee Payments” has the meaning specified in Section 7.1(h) (Transferred Employees).

153. “Software” means all (a) computer programs, including all software implementations of algorithms, models and methodologies, whether in source code, executable code or object code, (b) databases and compilations, including all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, (d) websites, social media networks and apps, and (e) documentation, including user manuals and other training documentation, related to any of the foregoing.

154. “Straddle Period” has the meaning specified in Section 8.3(b) (Cooperation; Allocation of Taxes).

155. “Subsidiary” means, with respect to any Person, any Entity in which such Person has a fifty percent (50%) or greater interest.

156. “Subject Compound” means any compound (whether or not such compound or the scaffold of such compound is included in the Purchased Assets or Covered by an Assigned Patent) developed by Purchaser or any of its Affiliates, Sublicensees, or Subject Compound Assignees that (a) binds to one of Subject Compound Targets and (b) has first been administered by or on behalf of Purchaser, Purchaser’s Affiliate or a Sublicensee within 10 years after the Closing Date to a human subject in a clinical trial. The term “developed” means drug discovery and pre-clinical or clinical drug development. For the purposes of this Agreement, the term “binds” means that compound is identified to the FDA or any equivalent regulatory agency as having activity at a Subject Compound Target as a mode of action (as defined at 21 CFR 3.2 or equivalent foreign regulation).

157. “Subject Compound Assignee” has the meaning specified in Section 2.2(e) (Assignment of Subject Compounds).

158. “Subject Compound Target” means [***]:

[***]

[***]

[***]

[***]

[***]

159. “Sublicensee” means a Third Party to whom Purchaser or Purchaser’s Affiliate has granted a license or sublicense to manufacture, use, sell, offer for sale, or import a Royalty-Bearing Product, but excluding any Third Party acting purely as a distributor.

160. “Substitute Contract” has the meaning specified in Section 1.6(a) (Comingled Contracts).

161. “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means: all forms of taxation imposed by any Tax Authority, including all national, state or local taxation (including income, value added, occupation, real and personal property, social security, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, occupation, premium or windfall profit taxes, stamp duty, customs and other import or export duties, estimated and other taxes), together with any interest, penalties, and additions to tax.

162. “Tax Authority” means a Governmental Authority responsible for the imposition, assessment or collection of any Tax (domestic or foreign).

163. “Tax Return” means any report, return, statement, declaration, notice, certificate or other document filed or required to be filed with any Tax Authority in connection with the determination, assessment, collection or payment of any Tax, including any schedule or attachment thereto and any amendment thereof, including any information return, claim for refund, amended return or declaration of estimated Tax.

164. “Territory” means [***].

165. “Third Valuation Firm” has the meaning specified in Section 6.12(a) (Connecticut Transfer Act).

166. “Trade Secrets” means all trade secrets and other proprietary rights in knowhow and confidential information, in each case to the extent protected under applicable Legal Requirements, including proprietary rights in each of the following: processing, manufacturing and marketing information, developments, inventions, processes, ideas or other proprietary information that provide Seller or its Affiliates with advantages over competitors who do not know or use it and documentation thereof (including related papers, invention disclosures, blueprints, drawings, research data and results, flowcharts, diagrams, chemical compositions, formulae, diaries, notebooks, specifications, designs, methods of manufacture, processing techniques, data processing techniques, compilations of information, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) and all claims and rights related thereto.

167. “Trademarks” means any and all trademarks, service marks, trade dress, logos, slogans, trade names, and all applications and registrations therefor, and all goodwill associated with any of the foregoing throughout the world.

168. “Transaction(s)” means, collectively, the transactions contemplated by this Agreement.

169. “Transaction Agreements” means this Agreement and the General Assignment and Bill of Sale, the Assignment and Assumption Agreement, the Transition Services Agreements and the Employee Acknowledgement Agreements.

170. “Transfer Act” has the meaning specified in Section 6.12 (Connecticut Transfer Act).

171. “Transfer Taxes” means all federal, state, local or foreign sales, use, transfer, real property transfer, mortgage recording, stamp duty, documentary, registration, conveyance, stock transfer, intangible property transfer, personal property transfer, gross receipts, value-added or similar fees or Taxes or governmental charges (together with any interest or penalty, addition to Tax or additional amount imposed) that may be imposed in connection with the transfer of Purchased Assets.

172. “Transferred Employees” has the meaning specified in Section 7.1(a) (Transferred Employees).

173. “Transferred Programs” means those programs specified in Schedule A-173.

174. “Transition Services Agreements” has the meaning specified in Section 3.2(d) (Transition Services Agreements).

175. “Treasury Regulation” means the regulations promulgated under the Code by the United States Treasury and Internal Revenue Service.

176. “Valid Claim” means (a) a claim of an issued and unexpired Patent to the extent such claim has not been revoked, held invalid or unenforceable by a patent office, court or other governmental agency of competent jurisdiction in a final order, from which no further appeal can be or is taken, and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise; or (b) a claim within a patent application that has not been pending for more than seven (7) years from the earliest filing date to which such claim or the applicable patent application is entitled to claim priority and which claim has not been revoked, cancelled, withdrawn, held invalid, or abandoned; provided, however, that if a claim is issued after such seven (7) year period, such claim will, after issuance, be considered a Valid Claim in accordance with subsection (a) above.

177. “Valuation Submission Date” has the meaning specified in Section 6.12(a) (Connecticut Transfer Act).

178. “WARN” has the meaning specified in Section 4.5(f).

179. “WARN List” has the meaning specified in Section 6.11 (Compliance with WARN and Similar Legal Requirements).

180. “Worker Notification Laws” has the meaning specified in Section 4.5(c) (Prospective Employees).